Exhibit 2.1

PURCHASE AGREEMENT

Dated as of October 13, 2003

by and among

PYROSEQUENCING AB,

DYAX CORP.

and

BIOTAGE, LLC

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
ARTICLE II	AGREEMENT TO PURCHASE AND SELL LLC INTERESTS; CLOSING
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
3.1	Organization and Qualification
3.2	Authority to Execute and Perform Agreements
3.3	Capitalization and Title to LLC Interests
3.4	Subsidiaries
3.5	Financial Statements
3.6	Absence of Undisclosed Liabilities
3.7	No Material Changes
3.8	Tax Matters
3.9	Compliance with Laws
3.10	No Breach
3.11	Governmental Approvals and Filings
3.12	Actions and Proceedings
3.13	Contracts and Other Agreements
3.14	Bank Accounts and Powers of Attorney
3.15	Real Property
3.16	Tangible Personal Property
3.17	Intellectual Property
3.18	Employee Benefit Plans
3.19	Employee Relations
3.20	Insurance
3.21	Brokerage
3.22	Hazardous Materials
3.23	Sufficiency of Assets
3.24	Customers and Suppliers
3.25	Receivables
3.26	Inventories

i

3.27	Customer Warranties
3.28	Products Liability
3.29	Disclosure
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization and Qualification
4.2	Compliance with Laws
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1	Organization and Qualification
5.2	Authority to Execute and Perform Agreements
5.3	Compliance with Laws
5.4	No Breach
5.5	Brokerage
5.6	Governmental Approvals and Filings
5.7	Investment Purpose
5.8	Financial Condition
5.9	Disclosure
ARTICLE VI	COVENANTS AND AGREEMENTS OF SELLER AND THE COMPANY
6.1	Regulatory and Other Approvals
6.2	Corporate Examinations and Investigations
6.3	Conduct of Business
6.4	Authorization from Others; Further Action
6.5	Insurance
6.6	IRB Financing
6.7	WARN
6.8	Notification
ARTICLE VII	COVENANTS AND AGREEMENTS OF PURCHASER
7.1	Regulatory and Other Approvals
7.2	Authorization from Others; Further Action
7.3	Notification

ARTICLE VIII	ADDITIONAL AGREEMENTS
8.1	Further Assurances; Post-Closing Cooperation
8.2	Public Announcements; Confidentiality
8.3	No Third Party Discussions
8.4	Non-Competition
8.5	Non-Solicitation of Employees
ARTICLE IX	CONDITIONS TO THE OBLIGATIONS OF PURCHASER
9.1	Representations and Warranties
9.2	Performance
9.3	Litigation
9.4	Certificates of Seller and the Company
9.5	Certificate of Secretary of the Company
9.6	Assignment of Interests
9.7	Repayment of Indebtedness
9.8	Payments to Employees
9.9	Third Party Consents
9.10	Material Adverse Change
9.11	Escrow Agreement
9.12	Deliveries by Seller
ARTICLE X	CONDITIONS TO THE OBLIGATIONS OF SELLER AND THE COMPANY
10.1	Representations and Warranties
10.2	Performance
10.3	Litigation
10.4	Certificate of the Purchaser
10.5	Escrow Agreement
10.6	Deliveries by Purchaser
ARTICLE XI	TAXES
11.1	Tax Indemnification
11.2	Tax Claims

11.3	Tax Returns and Elections
11.4	Cooperation
11.5	Refunds
11.6	FIRPTA
11.7	Tax Sharing Agreements
ARTICLE XII	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
12.1	Survival
12.2	Exclusivity
12.3	Indemnification
12.4	Method of Asserting Claims
12.5	Manner of Payment
ARTICLE XIII	EMPLOYEE MATTERS
13.1	Employee Matters
13.2	Indemnification of Directors and Officers
ARTICLE XIV	TERMINATION
14.1	Termination
14.2	Effect of Termination
14.3	Disposition of Deposit
ARTICLE XV	MISCELLANEOUS
15.1	Notices
15.2	Expenses
15.3	Captions
15.4	Governing Law
15.5	Consent to Jurisdiction; No Jury Trial
15.6	Specific Performance
15.7	Entire Agreement
15.8	No Waiver
15.9	No Third Party Beneficiaries
15.10	Successors and Assigns

15.11	Severability
15.12	Counterparts

v

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Company Policy for Reserving Receivables and Inventories

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of October 13, 2003, is by and among Pyrosequencing AB (the “Purchaser”), a Swedish corporation, Dyax Corp. (“Seller”), a Delaware corporation and Biotage, LLC (the “Company”), a Delaware limited liability company.

WHEREAS, Seller owns 100% of the limited liability company interests (the “LLC Interests”) of the Company; and

WHEREAS, Purchaser, Seller, and the Company mutually desire that Purchaser or its designee, which shall be an Affiliate of Purchaser that is or will be incorporated under the Laws of the United States or any state thereunder and that is designated by Purchaser as purchaser of the LLC Interests (the “Purchaser Designee”), such Purchaser Designee to be identified in writing to Seller not less than five (5) Business Days prior to the Closing Date, acquire the LLC Interests from Seller on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and promises set forth in this Agreement, and intending hereby to be legally bound subject to the terms and conditions set forth in this Agreement, Purchaser, Seller, and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

AAA:  shall have the meaning set forth in Section 2.10(e)(i).

Actions:  shall have the meaning set forth in Section 3.12.

Affiliate:  means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than 50% of the voting securities of a second Person shall be deemed to control that second Person.

Affiliated Group:  means any consolidated, combined, unitary, affiliated or aggregate group of which the Company or any of the Subsidiaries is or has ever been a member.

Affinity Separations Business:  means the business, either directly or through sub-licensees or distributors, by use of phage or other display technology (including without limitation yeast display), of discovering molecules that are ligands or binders to specific other molecules, and then commercializing such molecules or media that contain such molecules for the purposes of (1) process separation and purification of biopharmaceuticals and small-scale preparative applications associated with the development of such process separation and purification, (2) analytical applications, or (3) sample depletion applications.

Agreement:  shall have the meaning set forth in the preamble.

Arbitrator:  shall have the meaning set forth in Section 2.10(e)(ii).

Balance Sheet Date:  shall have the meaning set forth in Section 3.5.

Base Total Net Balance Sheet Amount:  means the Total Net Balance Sheet Amount as of June 30, 2003 as determined in accordance with the Company Financial Statements.

Business:  means the development, commercialization, manufacture and sale or other disposition of small-molecule drug discovery and production scale-up reaction, purification and separation systems and consumables for the pharmaceutical, biopharmaceutical and specialty chemical industries, by the Company and the Subsidiaries, including its operation by the Seller prior to the incorporation of the Company.

Business Day:  means any other day than Saturday, Sunday or any day on which commercial banks in New York are authorized or required to close.

Claim Notice:  means written notification pursuant to Section 12.4 of a Third Party Claim as to which indemnity under Section 12.3(a) or 12.3(b) is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 12.3(a) or 12.3(b), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

Closing:  means the closing of the Transaction.

Closing Date:  means the date of the Closing.

Closing Date Total Net Balance Sheet Amount:  means the Total Net Balance Sheet Amount as of the Closing Date.

Closing Statement:  shall have the meaning set forth in Section 2.10(c).

Code:  means the Internal Revenue Code of 1986, as amended.

Company:  shall have the meaning set forth in the preamble.

Company Employee:  means any current or former employee, director, officer or consultant of the Company or its Subsidiaries.

Company Financial Statements:  shall have the meaning set forth in Section 3.5.

Company Policy:  shall mean the Company’s policy for reserving for Receivables and Inventories, attached hereto as Exhibit B.

Confidentiality Agreement:  shall have the meaning set forth in Section 8.2(a).

Continuing Employee:  shall have the meaning set forth in Section 13.1(a).

Contract:  means any agreement, license, sublicense, sales order, purchase order, commitment, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, instrument, understanding or arrangement, oral or written, that is binding on any Person or any of its property under applicable Laws.

Conversion:  means the conversion of Biotage, Inc. from a Delaware corporation to Biotage, LLC, a Delaware limited liability company, effective October 10, 2003.

Deductible:  shall have the meaning set forth in Section 12.3(c).

Deposit:  shall have the meaning set forth in Section 2.1.

Dispute Period:  means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

Environmental Claim:  means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential loss under or relating to, any Environmental Laws.

Environmental Laws:  means all applicable Laws and Orders relating in any manner to contamination, pollution or protection of human health, natural resources or the environment.

Environmental Permits:  means all Permits and other governmental authorizations required under Environmental Laws for the Company to conduct its operations.

ERISA:  means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

ERISA Affiliate:  means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

Escrow Agent:  shall have the meaning set forth in Section 2.5.

Escrow Agreement:  means the agreement attached hereto as Exhibit A.

Escrow Amount:  shall have the meaning set forth in Section 2.5.

Escrow Reduction Date:  shall have the meaning set forth in Section 2.6.

Escrow Termination Date:  shall have the meaning set forth in Section 2.7.

Estimated Purchase Price:  shall have the meaning set forth in Section 2.3.

Final Statement:  shall have the meaning set forth in Section 2.10(e)(iv).

GAAP:  means United States generally accepted accounting principles, consistently applied.

Governmental or Regulatory Authority:  means any government, quasi-governmental authority, court, tribunal, arbitrator, authority, regulatory body, agency, commission, official or other instrumentality and any supranational organization of sovereign states exercising such function for such sovereign states of the United States or any foreign country or any domestic or foreign state, county, city or other political subdivision exercising executive, legislative or judicial authority.

Hazardous Materials:  means all hazardous, infectious, dangerous or toxic substances, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, and any other material that is regulated pursuant to any Environmental Laws or that could result in Loss under any Environmental Laws.

Indebtedness:  of any Person means all obligations (A) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, drafts or similar instruments, (iii) for the deferred purchase price of goods or services, (iv) under capital leases, (v) accrued interest with respect to any of the items described in clauses (i) through (iv) above, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person or (B) of any Person secured by a Lien on the property or assets of such first Person.

Indemnified Party:  means any Person claiming indemnification under any provision of Article 11 or 12.

Indemnifying Party:  means any Person against whom a claim for indemnification is being asserted under any provision of Article 11 or 12.

Indemnity Notice:  means written notification pursuant to Section 12.4 of a claim for indemnity under Article 12 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

Interim Balance Sheet:  shall have the meaning set forth in Section 3.5.

Interim Financial Statements:  shall have the meaning set forth in Section 3.5.

Inventories:  means all inventory, merchandise, finished goods and raw materials related to the Company’s business maintained, held or stored by or for the Company.

IRB Financing:  means the 20-year adjustable rate mortgage-backed Industrial Revenue Bonds, which are secured by the Company’s facility in Charlottesville, VA and guaranteed by the Seller and further supported by letter-of-credit-backed guarantees from third parties.

IRS:  means the Internal Revenue Service.

Laws:  means all laws, common law, statutes, rules, regulations, ordinances, constitutions, treaties, compacts, directives, codes, orders, Permits, authorizations, variances, rules, judicial decisions, governmental agreements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

Leases:  shall have the meaning set forth in Section 3.15(b).

Leased Real Property:  shall have the meaning set forth in Section 3.15(b).

Legal Proceeding: means any civil, criminal, judicial, administrative or arbitral actions, suits, audits, hearings, litigation, proceedings (public or private), claims, investigations or governmental proceedings.

Liabilities: means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in the financial statements or disclosed in the notes thereto.

Liens:  means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance.

LLC Interests:  shall have the meaning set forth in the preamble.

Loss:  means any and all Liabilities, damages, fines, penalties, deficiencies, Taxes, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or any claim, default or assessment).

Material Adverse Effect:  means (1) any change, effect, event, occurrence, state of facts or developments that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operation, condition (financial or otherwise), properties of the Company and the Subsidiaries, taken as a whole or (2) a material impairment of or delay in the ability of Seller and the Company to perform their obligations and consummate the Transaction.

Material Customers:  means the top ten customers of the Company and its Subsidiaries (determined on the basis of revenue) for the period January 1, 2003 to September 30, 2003.

Material Suppliers:  means the top ten raw material suppliers of the Company and its Subsidiaries (determined on the basis of cost of items purchased) for the period January 1, 2003 to September 30, 2003.

Multiemployer Plan:  means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

Order:  means any writ, judgment, decree, injunction, award, settlement or stipulation, decision, determination, ruling, subpoena or verdict or similar order entered, issued, made or rendered by any Governmental or Regulatory Authority (in each such case whether preliminary or final).

Owned Real Property:  shall have the meaning set forth in Section 3.15(a).

PBGC:  means the Pension Benefit Guaranty Corporation.

Permit:  means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all U.S. federal, state or local or other non-U.S. laws and Governmental and Regulatory Authorities.

Permitted Liens:  means (a) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable (b) Liens for taxes not yet due and payable (c) Liens that do not materially adversely affect the use or value of the asset(s) to which they attach (d) the Liens, claims or other encumbrances reflected in the Interim Financial Statements, and (e) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date.

Person:  means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

Plan:  means any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller, any of its Affiliates or the Company or any Subsidiary and (iii) covers any employee or former employee of any Company or Subsidiary, (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), including all plans of a similar nature in jurisdictions outside of the United States and which are not subject to ERISA, and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any Company Employee has any present or future right to benefits and which is contributed to, sponsored by or maintained by Seller, the Company, any of their respective Subsidiaries, or any other member of the Affiliated Group, or (ii) the Company or any of its Subsidiaries has had or has, or may have any present or future liability.

Post-Closing Tax Period:  means all taxable periods (or portions thereof) beginning after the Closing Date.

Pre-Closing Tax Period:  means all taxable periods (or portions thereof) ending on or before the Closing Date.

Property Taxes:  shall have the meaning set forth in Section 11.1(c).

Proprietary Rights:  shall have the meaning set forth in Section 3.17.

Purchase Price:  shall have the meaning set forth in Section 2.3.

Purchaser:  shall have the meaning set forth in the preamble.

Purchaser Indemnified Parties:  shall have the meaning set forth in Section 12.3(a).

Purchaser Plan:  shall have the meaning set forth in Section 13.1(a).

Qualified Plans:  shall have the meaning set forth in Section 3.18(c).

Real Property:  shall have the meaning set forth in Section 3.15(b).

Recall:  means product recall, rework or post-sale warning or similar action.

Receivables:  means any and all trade accounts receivable, notes and other amounts receivable by the Company or any Subsidiary from Seller or third parties, including, without limitation, customers, arising from the conduct of the business of the Company, or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

Reduction:  shall have the meaning set forth in Section 2.3.

Registered Proprietary Rights:  shall have the meaning set forth in Section 3.17.

Release:  means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment (including without limitation the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

Representatives:  means any officer, director, principal, agent, stockholder, source of financing, investment banker, employee, counsel, consultant, independent auditor or other representative of a Person.

Securities Act:  means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

Seller:  shall have the meaning set forth in the preamble.

Seller 401(k) Plan:  shall have the meaning set forth in Section 13.1(e).

Seller Indemnified Parties:  shall have the meaning set forth in Section 12.3(b).

Straddle Period:  shall have the meaning set forth in Section 11.1(c).

Subsidiaries:  means the subsidiaries of the Company listed on Section 3.4 of the Seller Disclosure Schedule.

Successor 401(k) Plan:  shall have the meaning set forth in Section 13.1(e).

Tax:  means any federal, state, local, or foreign net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, transfer, registration, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.

Tax Claim:  shall have the meaning set forth in Section 11.2(a).

Tax Returns:  means all returns, reports, forms, estimates or information statements relating to or required to be filed in connection with any Tax.

Taxing Authority:  means the IRS and any other domestic or foreign governmental entity responsible for the administration and/or collection of any Tax.

Third Party Claim:  shall have the meaning set forth in Section 12.4(a).

Title IV Plan:  means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

Total Net Balance Sheet Amount:  means (i) the Company’s total net assets (excluding cash, and cash equivalents), less (ii) its total net liabilities (excluding capitalized lease purchase obligations and the IRB Financing obligation).

Transaction:  shall have the meaning set forth in Section 2.2.

Transfer Tax:  means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto.

Unaudited Financial Statements:  shall have the meaning set forth in Section 3.5.

WARN:  means the Worker Adjustment and Retraining Notification Act of 1988.

Welfare Benefits:  means benefits available under the Plans listed in Item 1 through 7 in Section 3.18(a) of the Seller Disclosure Schedule.

ARTICLE II
AGREEMENT TO PURCHASE AND SELL LLC INTERESTS; CLOSING

2.1                                 In connection with the execution and delivery of this Agreement, and as a condition to any obligation of the Seller or the Company hereunder, the Purchaser is paying to the Seller a deposit of U.S. $1 million ($1,000,000) (the “Deposit”) by wire transfer of good funds to an account designated by Dyax.  Upon execution and delivery of this Agreement by the Seller, the Deposit shall be nonrefundable except as otherwise provided in Article 14 of this Agreement.  Upon Closing, the Deposit will be credited against the Purchase Price.

2.2                                 At the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser or the Purchaser Designee, as Purchaser may direct, and Purchaser shall purchase, or shall cause the Purchaser Designee to purchase, from Seller, all of the right, title and interest of Seller in and to the LLC Interests, on the terms and subject to the conditions set forth in this Agreement, free and clear of any and all Liens and restrictions on transfer of any kind (the “Transaction”).

2.3                                 Subject to Section 2.4 hereof, Purchaser shall pay to Seller for the LLC Interests an aggregate purchase consideration (the “Purchase Price”) consisting of U.S. $35 million ($35,000,000) in cash, minus the Deposit and minus the amount, if any, that the Base Total Net Balance Sheet Amount exceeds the Closing Date Total Net Balance Sheet Amount (a “Reduction”), by wire transfer of immediately available funds to an account designated by Seller.  As soon as practicable on or before the Closing Date, the parties shall estimate the Closing Date Total Net Balance Sheet Amount and, if it results in a Reduction, calculate an estimate of the Purchase Price based thereon (“the Estimated Purchase Price”).  If the parties are unable to agree upon the Estimated Purchase Price, the Estimated Purchase Price shall be deemed to be U.S. $35 million ($35,000,000).  At the Closing, the Purchaser shall pay the Estimated Purchase Price to the Seller for the LLC Interests.

2.4                                 If prior to the Closing, the Company and the Purchaser shall obtain the necessary consents and approvals to continue the IRB Financing from and after the Closing, then the IRB Financing shall continue in effect following the Closing and the Purchase Price and the Estimated Purchase Price shall be reduced by the principal amount of the IRB Financing on the Closing Date.

2.5                                 At the Closing, Purchaser shall deposit with Bank of America, N.A. (the “Escrow Agent”) U.S. $5 million ($5,000,000) (the “Escrow Amount”) for the benefit of Seller, which will be available to satisfy any amounts owed to Purchaser pursuant to Section 12.3(a) of this Agreement.  The Escrow Amount shall be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”).  The Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party.

2.6                                 Six months after the Closing Date (the “Escrow Reduction Date”), the Seller and the Purchaser shall cause the Escrow Agent to deliver to the Seller the difference (if greater than zero) between the Escrow Amount and the sum of (a) U.S. $3.5 million ($3,500,000) and (b) the amount of any claims theretofore made by the Purchaser (whether resolved or unresolved) in accordance with Article 12.

2.7                                 Twelve months after the Closing Date (the “Escrow Termination Date”), the Seller and the Purchaser shall cause the Escrow Agent to deliver to the Seller the difference ( if greater than zero) between the Escrow Amount and the sum of (a) the amount paid to Seller under Section 2.6 plus either (b)(i) the amount of any claims made by the Purchaser pursuant to Article 12 that are unresolved or have been resolved since the payment made to the Seller under

Section 2.6 or (ii) if no such payment was made, all claims theretofore made by the Purchaser pursuant to Article 12, whether resolved or unresolved.

2.8                                 Any Transfer Taxes in connection with the sale and transfer of the LLC Interests shall be shared equally by Purchaser and Seller.

2.9                                 The consummation and closing (the “Closing”) of the Transaction shall take place within three (3) Business Days after the date on which each of the conditions specified in Articles 9 and 10 of the Agreement has been waived or satisfied as provided in such Articles, or on such other date as the parties hereto may agree, but not later than October 27, 2003.  The Closing will be held at the offices of Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Transaction.

2.10                           Purchase Price, Post-Closing Adjustment

(a)                                  Closing of Books.  The Seller and the Purchaser shall cooperate to close the books and related accounting records of the Company as of the Closing Date and each shall give the other reasonable access to such records until such time as the Closing Date Total Net Balance Sheet Amount is final and binding.

(b)                                 Computations.  The Closing Date Total Net Balance Sheet Amount shall be determined in U.S. dollars on a going concern basis, in accordance GAAP applied on a consistent basis with those principles used in the determination of the Interim Financial Statements and the Base Total Net Balance Sheet Amount.  Any amounts originally stated in foreign currency shall be translated into U.S. dollars at the exchange rates in effect as of the Closing Date.

(c)                                  Closing Statement.  As soon as reasonably practicable, but in any event not more than 90 days after the Closing Date, the Purchaser shall deliver to the Seller a statement setting forth Purchaser’s determination of the Closing Date Total Net Balance Sheet Amount (the “Closing Statement”).

(d)                                 Acceptance.  If the Seller does not object to the Closing Date Total Net Balance Sheet Amount shown on the Closing Statement delivered by the Purchaser, by written notice of objection delivered to the Purchaser within 30 days after the Seller’s receipt of such Closing Statement, describing in reasonable detail each of its proposed adjustments to the Purchaser’s determination thereof, then the Closing Date Total Net Balance Sheet Amount shown on the Closing Statement shall be deemed the Closing Date Total Net Balance Sheet Amount and shall be final and binding on the Seller and the Purchaser.

(e)                                  Non-Acceptance, Resolution of Disputes

(i)                                     If the Seller objects to the Closing Date Total Net Balance Sheet Amount shown on the Closing Statement within 30 days after its receipt thereof in accordance with Section 2.10(c), then the Purchaser and the Seller shall endeavor to agree upon the proper amount of the items in dispute within 30 days after the Purchaser’s receipt of the Seller’s notice of objection.  If a written agreement settling all disputed items has not been agreed by the Seller and the Purchaser within such 30-day period, then either the Seller or the Purchaser may, upon notice to the other, submit to the American Arbitration Association (the “AAA”) the determination of the Closing Date Total Net Balance Sheet Amount  in accordance with this Section 2.10.

(ii)                                  Any such determination shall be made in accordance with the Commercial Arbitration Rules of the AAA and shall be final and binding on all parties to this Agreement.  The Seller and the Purchaser will seek to jointly appoint one arbitrator (the “Arbitrator”) who shall be a partner of a nationally recognized accounting firm, and, if the parties cannot agree on the choice of the Arbitrator within a period of 30 days after the termination of the 30-day period referenced in Section 2.10(d) above, then the Arbitrator will be appointed by the AAA in New York City, New York.

(iii)                               The Arbitrator shall have a 30-day period in which to submit to the Purchaser and the Seller the Arbitrator’s determination as to whether the Closing Date Total Net Balance Sheet Amount shall be the Closing Date Total Net Balance Sheet Amount proposed by the Purchaser or the Closing Date Total Net Balance Sheet Amount proposed by the Seller.  Each of the Seller and the Purchaser shall submit to the Arbitrator its final proposal for the Closing Date Total Net Balance Sheet  Amount.  The Arbitrator’s only choice shall be to select either the final Closing Date Total Net Balance Sheet Amount proposed by the Seller or the final Closing Date Total Net Balance Sheet Amount proposed by the Purchaser to be the Closing Date Total Net Balance Sheet Amount for purposes of this Agreement.  If only one party submits its final Closing Date Total Net Balance Sheet Amount proposal, the Arbitrator shall declare that submission the Closing Date Total Net Balance Sheet Amount for purposes of this Agreement.  The Arbitrator may proceed to a resolution notwithstanding the failure of either party to participate in the proceedings.  All expenses related to arbitration pursuant to this section shall be borne 50% by the Purchaser and 50% by the Seller.

(iv)                              Promptly after the Closing Date Total Net Balance Sheet Amount has been determined, the Purchaser shall deliver to the Seller a statement of the Purchase Price determined in accordance with the final Closing Date Total Net Balance Sheet Amount and the terms of this Agreement (the “Final Statement”).  If the Purchase Price as so determined exceeds the Estimated Purchase Price, then there shall be no adjustment to the Estimated Purchase Price, which shall be the final Purchase Price.  If the Purchase Price is less than the Estimated Purchase Price, then within ten business days after its receipt of the Final Statement, the Seller shall pay to the Purchaser in cash by wire transfer of immediately available funds to an account designated by Purchaser the amount of such overpayment within ten business days after delivery of the Final Statement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE COMPANY

Except as set forth in the Seller Disclosure Schedule dated the date hereof, each of Seller and the Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as set forth below.  The representations and warranties in each section of this Article 3 are qualified by disclosure in the Section of the Seller Disclosure Schedule with the same number; provided, however, that the disclosures in any Section of the Seller Disclosure Schedule shall qualify other Sections of this Article 3 to the extent that it is clear from a reading of the disclosure therein that it is applicable to such other Sections of this Article 3.  For purposes of this Agreement, the phrase “to the best knowledge of Seller” or “to the best knowledge of the Company”, as the case may be, or similar expression means the actual conscious knowledge, or the knowledge that would be expected to have been obtained after reasonable inquiry, of any officer of Seller and/or the Company, as the case may be.

3.1                                 Organization and Qualification.

(a)                                  The Company is a duly formed limited liability company, validly existing and in good standing under the Laws of the State of Delaware with full power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.  The Company is duly qualified and licensed or otherwise authorized to transact business as a foreign limited liability company in the jurisdictions set forth in Section 3.1(a) of the Seller Disclosure Schedule, which are all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 The Company has previously provided to Purchaser true and complete copies of the Certificate of Incorporation, By-laws of the Company as in effect immediately prior to the Conversion, and at that time the Company was not in default in the performance, observation or fulfillment of its Certificate of Incorporation, By-laws or other governing instruments.  The Company has previously provided to Purchaser true and complete copies of the Company’s Certificate of Formation and Limited Liability Company Agreement and the Company is not in default in the performance, observation or fulfillment of its Certificate of Formation, Limited Liability Company Agreement or other governing instruments, and no amendments to the Company’s Certificate of Formation or Limited Liability Company Agreement are currently pending.  The minute books and other corporate records of the Company and its Subsidiaries are complete and accurate in all material respects and accurately reflect all transactions of the Company and its Subsidiaries described therein.  The stock records of the Company are true and complete.  Seller, the Company and its Subsidiaries have made all such documents available for review and inspection by Purchaser and the Representatives of Purchaser that Purchaser has requested.

3.2                                 Authority to Execute and Perform Agreements.  Each of Seller and the Company has the requisite corporate and limited liability company, respectively, power and authority and full legal capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  The execution, delivery and performance of this Agreement by each of Seller and the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and by the Seller as sole member of the Company and all other requisite action.  No other action (corporate or otherwise) on the part of Seller or the Company is necessary to consummate, execute, deliver or perform this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Seller and the Company and, except as may be limited by the foregoing, constitutes a valid and binding obligation of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).

3.3                                 Capitalization and Title to LLC Interests.

(a)                                  The Seller owns 100% of the limited liability company interests of the Company directly, beneficially and of record free and clear of any and all Liens.  No other class of interests in the Company is authorized or outstanding.

(b)                                 Except for this Agreement, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, claims, subscriptions, convertible or exchangeable securities or other arrangements or agreements of any kind (contingent or otherwise) pursuant to which either Seller or the Company is or may become obligated to issue, sell, transfer, otherwise dispose of, register, purchase, return or redeem any interest in or other securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any interest in or other securities of the Company and no interests of the Company are reserved for issuance for any purpose.  There are no member or shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the limited liability company interests of the Company.  Neither Seller nor the Company is a party to any agreement relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the LLC Interests.

3.4                                 Subsidiaries.

(a)                                  Section 3.4(a) of the Seller Disclosure Schedule sets forth: (i) the name of each subsidiary of the Company (each a “Subsidiary”); (ii) the number and type of the authorized, issued and outstanding equity securities of each Subsidiary, a list of the holders thereof; (iii) the jurisdiction of incorporation or organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)                                 Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective state or jurisdiction of incorporation or organization with full corporate or other power and authority and all authorizations, licenses, Orders, approvals and Permits necessary to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted, except to the extent that the lack of any authorization, license, Order, approval or Permit would not, individually or in the aggregate, have a Material Adverse Effect.  Each Subsidiary is duly qualified and licensed or otherwise authorized to transact business and is in good standing as a foreign corporation or other legal entity in each respective jurisdiction in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.  No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents and no amendments of any such charter, by-laws or organizational document are pending.  All shares (or other equity interests) of each Subsidiary are held of record and owned beneficially by either the Company or a Subsidiary and are held or owned free and clear of any Liens or restrictions on transfer (other than restrictions under the Securities Act, state securities laws or similar laws of any foreign jurisdiction), claims, security interests, options, warrants, rights or contracts.  There are no outstanding or authorized warrants, rights, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which the Company or any Subsidiary is or may become obligated to issue, sell, transfer, register, purchase, return or redeem to any other party any shares of capital stock or equity interests or other securities of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase stock, membership interests or other securities of any Subsidiary, and no equity securities of any Subsidiary are reserved for issuance for any purpose.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock (or other equity interests) of any Subsidiary.

(c)                                  Except for the Subsidiaries, neither the Company nor any Subsidiary owns, directly or indirectly, any equity participation or similar interest in any Person, and neither the Company nor any Subsidiary is a party to any partnership, limited liability company, joint venture, trust or similar agreement.

3.5                                 Financial Statements.  The Company has previously delivered to Purchaser (i) the unaudited consolidated balance sheet and related unaudited consolidated statements of operations, cash flows and changes in stockholders’ equity for the Company and the Subsidiaries for the fiscal year ended December 31, 2002 (collectively, the “Unaudited Financial Statements”) and (ii) the unaudited interim consolidated balance sheet of the Company and the Subsidiaries for the periods ending March 31, 2003 and June 30, 2003 (the June 30, 2003 balance sheet being referred to herein as the “Interim Balance Sheet” and the date thereof being the “Balance Sheet Date”) and related unaudited consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).  All of such financial statements referred to in this section are collectively referred to herein as the “Company Financial Statements.”  All Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods referenced above (except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal-year-end adjustments (which, individually and in the aggregate, are not expected to be materially adverse to the financial statements taken as a whole) and the absence of footnotes), (ii) have been prepared from, and are in accordance with, the books and records of the Company and the Subsidiaries and (iii) present fairly in all material respects the financial position and the results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated.

3.6                                 Absence of Undisclosed Liabilities.  As at the Balance Sheet Date, neither the Company nor any of its Subsidiaries has any Liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the December 31, 2002 balance sheet included in the Company Financial Statements that were not adequately reflected or reserved against on such balance sheet.  The Company has no such Liabilities, other than liabilities (i) adequately reflected or reserved against on the December 31, 2002 balance sheet, (ii) reflected on the Interim Balance Sheet, (iii) incurred since the Balance Sheet Date in the ordinary course of business, (iv) arising under Contracts listed on Section 3.13 of the Seller Disclosure Schedule or not so required to be listed in accordance with their terms or (v) disclosed in this Agreement.

3.7                                 No Material Changes.

(a)                                  Except to the extent reflected in the Company’s consolidated results and forecast dated September 11, 2003, since the Balance Sheet Date there has not been, with respect to the Company or any of the Subsidiaries, any change, event, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Since the Balance Sheet Date, there has not been any written notice from any material distributor or sales representative that any such Person intends to terminate or substantially limit its business with the Company or its Subsidiaries.

(c)                                  Since the Balance Sheet Date, neither the Company nor any Subsidiary has:

(i)                                     entered into, relinquished, terminated or effected a material modification of, any Contract or other right having a value of or involving aggregate payments in excess of U.S. $225,000, other than agreements to purchase products of the Company and the Subsidiaries sold in the ordinary course of business;

(ii)                                  redeemed or acquired any of its capital stock or any limited liability company interests or declared, set aside, or paid any dividend or distribution of any kind with respect to any of its shares of capital stock of the Company;

(iii)                               made any increase in compensation, bonus or other benefits payable or to become payable to any Company Employee, other than regularly scheduled increases in salary or wages in the ordinary course of business and consistent with past practice, or made any grants of any equity or equity-based awards, other than in the ordinary course consistent with past practice;

(iv)                              granted any severance or termination pay to any Company Employee;

(v)                                 established, adopted, entered into, amended or terminated any employee benefit, deferred compensation or other similar employee benefit arrangement, or any new employment or consulting arrangement providing for annual compensation over U.S. $100,000 or granted severance or termination rights to any director, officer, consultant or employee of the Company or any of the Subsidiaries, or increased the benefits payable under existing severance or termination pay policies or employment agreements;

(vi)                              adopted or changed any accounting method, policy or practice, or any depreciation or amortization policy or rate, except as required by GAAP;

(vii)                           made any loan or advance of money or other property to any Person, except in the ordinary course of business;

(viii)                        made any capital expenditure or commitments therefor, except in the ordinary course of business;

(ix)                                except for sales of inventory in the ordinary course of business, sold, abandoned, leased, assigned or otherwise disposed of any material assets, rights or properties;

(x)                                   made any changes in its selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices;

(xi)                                borrowed or guaranteed any amount, or incurred, assumed or become subject to, or paid or discharged any Liability (other than Liabilities incurred, paid or discharged in the ordinary course consistent with past practice);

(xii)                             mortgaged, pledged or subjected to any Lien, any portion of its assets, rights or properties (except for Permitted Liens);

(xiii)                          extended or granted any warranties, except in the ordinary course of business consistent with past practice;

(xiv)                         suffered any extraordinary losses, waived any rights of material value, or settled or compromised any litigation;

(xv)                            issued, sold or transferred any of its (i) capital stock, limited liability company interests, other equity securities or securities containing equity features; (ii) securities, options or other rights to acquire its membership interests, capital stock, other equity securities or securities containing equity features; or

(xvi)                         entered into any agreement, arrangement or understanding to do any of the foregoing.

3.8                                 Tax Matters.

(a)                                  The Company and each of the Subsidiaries and Affiliated Groups has filed all Tax Returns required to be filed by it and has paid or will timely pay all Taxes and other charges owed or required to be paid by it as of the date hereof.  Each such Tax Return was true, complete and correct in all material respects at the time of filing.  The Company, its Subsidiaries and any Affiliated Group are not delinquent in the payment of any material Tax assessment or other governmental charge (including without limitation applicable withholding Taxes).  Any Liability for Taxes reflected in the Interim Balance Sheet is adequate for payment of any and all Tax Liabilities for periods ending on or before the Balance Sheet Date and there are no Tax Liens on any assets of the Company or the Subsidiaries except Liens for current Taxes not yet due and payable.

(b)                                 There has not been any audit of any Tax Return filed by the Company, its Subsidiaries or any Affiliated Group and to the best knowledge of the Company, no audit of any such Tax Return is in progress and the Company has not been notified by any Taxing Authority that any such audit is contemplated or pending.  The Company knows of no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against the Company, its Subsidiaries or Affiliated Groups by any Taxing Authority and the Company knows of no grounds for any such assessment.  No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company, its Subsidiaries or any Affiliated Group is in force, and no request, consent, waiver or agreement by the Company, its Subsidiaries or any Affiliated Group is in force for the extension of time for the assessment or payment of any Tax.

(c)                                  No power of attorney has been executed with respect to any matter relating to Taxes of the Company or any Subsidiary which is currently in force.  Neither the Company nor any Subsidiary has been a member of an Affiliated Group (other than the group to which they are currently members and to which Seller is the common parent) filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(d)                                 Seller has, with respect to the Company and its Subsidiaries, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under applicable laws.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements with Seller or any of its other Affiliates, or with any Taxing Authority).

(f)                                    Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provisions of state, local or foreign law) or for any other reason.

(g)                                 Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock, limited liability company interests, or other equity interests, distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)                                 Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(i)                                     Seller has delivered to Purchaser or made available to Purchaser for inspection (A) complete and correct copies of its income Tax Returns for the calendar years 2000-2001 and (B) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or its Subsidiaries and relating to material Taxes for such taxable periods.

(j)                                     All awards, grants or bonuses made by the Company or pursuant to any Plan have been or will be fully deductible by the Company or its Subsidiaries, notwithstanding the provisions of Section 162(m) of the Code and the regulations promulgated thereunder.

(k)                                  Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” (as defined in Section 1.6011-4 of the Treasury Regulations) or made any disclosure under Section 1.6011-4 of the Treasury Regulations or IRS Announcement 2002-2.

(l)                                     The Company is a U.S. LLC that is classified as an entity disregarded as separate from its sole owner under U.S. Treasury Regulation Section 301.7701-3 (including any applicable analogous or comparable provisions of U.S. state or local Tax Law).  The Seller has not and shall not take any action or position inconsistent with the Conversion or such classification on any Tax Return or before any Taxing Authority.

3.9                                 Compliance with Laws.  The Company and the operation of the Business as currently conducted is not in violation of any applicable Law, Order or other requirement of any Governmental or Regulatory Authority, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.  Since its incorporation, neither Seller nor the Company has received notice of, and there has not been any citation, fine or penalty imposed against the Company for, any such violation or alleged violation.  Each of the Company and the Subsidiaries holds in good standing, and remains in compliance with, all Permits necessary for the ownership and conduct of the Business as currently conducted, except for those that would not, individually or in the aggregate, have a Material Adverse Effect.

3.10                           No Breach.  The execution, delivery and performance of this Agreement by Seller and the Company, the performance by each of Seller and the Company of its respective obligations under this Agreement and the consummation by Seller and the Company of the transactions contemplated hereby will not (i) conflict with, violate or result in the breach of any provision of the Certificate of Incorporation, By-laws or operating document, as the case may be, of Seller, the Company or any Subsidiary; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, or result in any liability or obligation under, or otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Seller (with respect to the Company), the Company or any Subsidiary is a party or is subject or by which Seller (with respect to the Company), the Company or any of the Subsidiaries, any asset of the Company or any of the Subsidiaries, is bound, which violation, default, breach or acceleration, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect; or (iii) conflict with or result in a violation or breach of any Permit, Law or Order applicable to Seller, the Company or any Subsidiary any of which violations or breaches, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.11                           Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, the Company or any Subsidiary, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12                           Actions and Proceedings.  There are no outstanding Orders against Seller (with respect to the Company), the Company, any Subsidiary or any of their respective securities, assets or properties.  There are no actions, suits, arbitrations, grievances, investigations or claims or legal, administrative proceedings (“Actions”) pending or, to the best knowledge of Seller and the Company, threatened against Seller, the Company or any Subsidiary.  To the best knowledge of Seller and the Company, there is no fact, event or circumstance that was or is now in existence that reasonably could be expected to give rise to any Action with respect to the Company or any Subsidiary after the date hereof.

3.13                           Contracts and Other Agreements.  Section 3.13 of the Seller Disclosure Schedule contains a true, complete and accurate list (or summaries as to oral contracts) of all of the following Contracts to which the Company or any Subsidiary is a party or by which any of their assets or properties are bound and which require performance by the Company or of the Subsidiaries after the date hereof:

(a)                                  Other than Contracts for goods and services entered into in the ordinary course of business, Contracts for the purchase or sale of services, materials, products or supplies which require aggregate payments by the Company or any Subsidiary of more than one hundred fifty thousand dollars (U.S. $150,000) for each such agreement or involve aggregate payments to the Company or any Subsidiary of more than one hundred fifty thousand dollars (U.S. $150,000) for each such agreement;

(b)                                 Contracts providing for stock or other equity options or stock or other equity purchases, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any officer, consultant, director or employee of the Company or any of the Subsidiaries other than pursuant to the Plans;

(c)                                  Contracts for construction or for the purchase of real estate, improvements, fixtures, equipment, machinery and other items which under GAAP constitute capital expenditures and involve aggregate payments by the Company or any Subsidiary in excess of one hundred fifty thousand dollars (U.S. $150,000);

(d)                                 Contracts under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds fifty thousand dollars (U.S. $50,000);

(e)                                  Contracts under which it is the lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds fifty thousand dollars (U.S. $50,000);

(f)                                    Contracts relating in any way to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the Company’s or any Subsidiary’s assets;

(g)                                 Guaranty of any obligation for borrowed money or other guaranty;

(h)                                 Contracts restricting the Company or any Subsidiaries from engaging in any line of business or competing with any Person or entity or in any geographical area;

(i)                                     Each material license and sublicense agreement with respect to Proprietary Rights either as licensor, licensee, sublicensor or sublicensee, other than licenses for “off-the-shelf” software used for information management and general office tasks;

(j)                                     Contracts providing for exclusive dealer or distributor arrangements;

(k)                                  Contracts providing for a joint venture or collaboration agreements or other agreements involving a sharing of profits, revenue, cash flow or expenses of the Company or any Subsidiary;

(l)                                     Collective bargaining or other Contract with any labor union; and

(m)                               Contracts with respect to any completed or pending business acquisition, investment or disposition by the Company or any Subsidiary that contains material continuing obligations of the Company or any Subsidiary.

True and complete copies of all Contracts (and all amendments, waivers or other modifications thereto) set forth in Section 3.13 of the Seller Disclosure Schedule have been furnished to Purchaser.  Each of such Contracts is valid, subsisting, in full force and effect, binding upon the Company and/or a Subsidiary, as the case may be, and, to the best knowledge of each of Seller and the Company, are binding upon the other parties thereto in accordance with their terms (subject in each case to the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights).  Neither Seller, the Company nor any Subsidiary, nor, to the best knowledge of Seller and the Company, any other party to any such Contract, is or is alleged to be in default under the terms thereof, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

3.14                           Bank Accounts and Powers of Attorney.  Section 3.14 of the Seller Disclosure Schedule identifies all bank and brokerage accounts of the Company and each of its Subsidiaries, lists the respective signatories therefor and lists the names of all Persons holding a power of attorney from the Company or Subsidiary, together with a summary of the terms thereof.

3.15                           Real Property.

(a)                                  Section 3.15(a) of the Seller Disclosure Schedule is a true and complete list of all real property owned by the Company or any of the Subsidiaries (the “Owned Real Property”), which specifies (i) the use made of each Owned Real Property, (ii) the address of each Owned Real Property and (iii) the record owner of each Owned Real Property.  The Company or the relevant Subsidiary is the sole owner of good, valid, fee simple and marketable title to the Owned Real Property, including without limitation, all buildings, structures, fixtures and improvements located thereon, free and clear of any Liens other than (i) the Permitted Liens and (ii) the Lien created pursuant to the IRB Financing.

(b)                                 Section 3.15(b) of the Seller Disclosure Schedule is a true and complete list of all agreements (together with any amendments thereof, the “Leases”) pursuant to which the Company and the Subsidiaries as noted therein, leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) and real property (collectively, the “Leased Real Property”; and together with the Owned Real Property, the “Real Property”).  Section 3.15(b) of the Seller Disclosure Schedule specifies (i) the use of each Leased Real Property, and (ii) the address of each Leased Real Property.  All such Leases are in full force and effect, and there is not, under any of such Leases, any existing event of default (after applicable notice and cure periods).  The Company and the relevant Subsidiary have not received any notice of default from the other party to any Lease or notice of termination thereof.

(c)                                  The Company has no knowledge of and has not received written notice that there is existing, pending or threatened: (i) condemnation of any part of the Real Property including, without limitation, by any Governmental or Regulatory Authority; or (ii) special assessments against any part of the Real Property.

(d)                                 The covenants, easements, rights-of-way and other Liens affecting the Real Property do not, with respect to each Real Property, materially impair the ability to use any such Real Property in the operation of the Business as presently conducted.

(e)                                  To the best knowledge of the Company, there is no (i) violation of any applicable building, zoning, land use or other similar Law (including, without limitation, the Americans with Disabilities Act, if applicable) in respect of the Real Property; (ii) violation of any other Law which, individually or in combination with any others, would materially and adversely affect the ability of the Company to use the affected parcel of Real Property in the manner and scope in which it is now being used or operated or otherwise has or could reasonably be expected to have a Material Adverse Effect; (iii) operation on or use of the Real Property which constitutes non-conforming use under any applicable building, zoning, land use or other Law; and (iv) other than published notice not actually received, any pending or contemplated rezoning or special designation proceeding affecting the Real Property.

(f)                                    To the knowledge of the Company, collectively, and to the extent necessary to conduct the Business in all material respects, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems of the buildings and improvements located on the Owned Real Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements located on the Owned Real Property are in good condition and free of leaks and other structure or material defects including, without limitation, the effects of flooding, subsidence, wet or dry rot or any infestation.

(g)                                 Each parcel of the Owned Real Property constitutes a legally subdivided lot, in compliance with all applicable subdivision laws and similar Laws, separate from any adjoining land or improvements not constituting a part of such parcel.

3.16                           Tangible Personal Property.  The Company or a Subsidiary is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights to use, all tangible personal property which (a) is used in and individually or in the aggregate with other such property is material to the business of the Company and (b) is reflected on the Company Financial Statements.  All such tangible personal property is free and clear of all Liens, except for Permitted Liens.  All such tangible personal property is in all material respects in good working order and condition, ordinary wear and tear excepted, and is adequate for the present and contemplated uses to which it is being, or is contemplated to be, put, except for such inadequacies that would not, individually or in the aggregate, have a Material Adverse Effect.

3.17                           Intellectual Property.  To the best knowledge of the Seller and the Company, the Company owns, or is licensed to use, or otherwise has the right to use all intellectual property, including without limitation, patents, inventions, discoveries, processes, designs, technology, know-how, copyrights and copyrightable works (including software, databases, website content and related items), trademarks, service marks, trade and corporate names, domain names, trade dress and other source indicators, trade secrets and proprietary or confidential data or materials (“Proprietary Rights”) used in or necessary for the conduct of its business as now conducted, free and clear of all Liens.  A list of all registered trademarks and service marks, patents, registered copyrights and domain names and applications therefor included in the Proprietary Rights (“Registered Proprietary Rights”) (and all actions due within 90 days to maintain and renew same) has been previously delivered to Purchaser and is referenced in the Seller Disclosure Schedule.  To the best knowledge of Seller and the Company, the Proprietary Rights and the business of the Company as currently conducted do not infringe the Proprietary Rights of others, nor has the Company received any notice or claim from any third party of such infringement by the Company.  The Company is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of the Company.  The Company has the right to use, free and clear of claims or rights of others, all customer lists and computer software used in the conduct of its business.  To the best knowledge of the Company, none of the activities of the employees of the Company on behalf of the Company violates any Contracts which any such employees have with former employers.  The Company exclusively owns all Proprietary Rights it purports to own, free and clear of any adverse claims, including those of Company Employees and current or former contractors.  To the best knowledge of Seller and the Company, all registrations and applications in the Registered Proprietary Rights are valid, subsisting and enforceable.

3.18                           Employee Benefit Plans.

(a)                                  Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete list of all Plans maintained by the Company or any ERISA Affiliate as of the date hereof.  Purchaser has been provided with a current, accurate and complete copy (or to the extent no such copy exists, an accurate description) of each such Plan and, to the extent applicable:  (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communication) distributed by Seller, the Company or any ERISA Affiliate to the Company Employees as a group concerning the extent of the benefits provided under a Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and any other annual information returns or filings made with a governmental entity.

(b)                                 No Plan is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has at any time sponsored, contributed to, or has or had any liability or obligation in respect of, any Multiemployer Plan, including, without limitation, any liability under Sections 4062, 4063 or 4201 of ERISA.

(c)                                  Each Plan which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code (“Qualified Plans”) is so qualified, has received a favorable determination as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(d)                                 Each Plan has been established and administered in all material respects in accordance with the terms of such Plan and in compliance with the provisions of any and all applicable statutes, orders or governmental rules or regulations, including, without limitation, ERISA and the Code and any applicable non-U.S. Laws, and to the best knowledge of each of Seller and the Company, nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.  Neither Seller nor the Company has knowledge of any circumstances likely to result in the loss of favored tax status of a Plan intended to have favorable tax status in a jurisdiction other than the U.S. and each Plan which is intended to be registered has been accepted for registration by the applicable governmental entity.

(e)                                  All reports required to be filed with respect to all Plans, including, without limitation, annual reports on Form 5500, have been timely filed except where the failure to so file would not have a Material Adverse Effect, and no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof, except for changes that would not have a Material Adverse Effect.

(f)                                    No “reportable event” (as defined at Section 4043 of ERISA), other than any such event for which the thirty-day notice period has been waived, and no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) , other than any such transaction for which an exemption applies under Section 408 of ERISA or Section 4975 of the Code has occurred with respect to any Plan.  With respect to all Plans that are Title IV Plans, such Plans have no unfunded benefit liabilities, all contributions to such Plans under the minimum funding requirements of Section 412 of the Code have been made, all premium payments to the PBGC with respect to such Plans have been made, and the assets of each such Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(g)                                 All contributions required to be made under the terms of any Plan have been timely made or have been reflected in the Company Financial Statements.  None of the Seller, the Company or any Subsidiary has any material unfunded liabilities with respect to any Plan the liabilities of which will be assumed by the Purchaser hereunder, and all liabilities under any Plans are funded in accordance with applicable Laws and generally accepted actuarial principles in the relevant jurisdiction.   With respect to any Plan maintained outside of the U.S., neither the Company nor any Subsidiary has (or will have as a consequence of the transactions contemplated by this Agreement) any liability to make payment to any such Plan as a result of any deficiency or shortfall in the funding of such Plan.

(h)                                 All claims for Welfare Benefits incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs.

(i)                                     Except for continuation of health coverage to the extent required under Section 4980B of the Code or applicable state law or as otherwise set forth in this Agreement, neither the Company nor any Subsidiary has any obligations to provide any post-employment or post retirement health, medical or life insurance benefits after termination of employment.

(j)                                     No Plan is a split-dollar life insurance program.

(k)                                  With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) to the best knowledge of each of Seller and the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any Title IV Plan concerning the funded status of any such plan; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies (including non-U.S. governmental agencies) are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), that would have a Material Adverse Effect.

(l)                                     Except as set forth on Section 3.18(l) of the Seller Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights to any Company Employee, or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(m)                               There has been no amendment to, announcement by Seller, the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Plan sponsored or maintained by the Company that would increase materially the expense of maintaining such Plan above the level of expense incurred therefor for the most recent fiscal year.

(n)                                 To the best knowledge of Seller and the Company, all Plans maintained outside of the United States comply in all material respects with applicable local law.

3.19                           Employee Relations.  The Company has approximately 117 full-time employees and four contract employees and generally enjoys good employer-employee relations.  Section 3.19 of the Seller Disclosure Schedule sets forth a complete list as of September 30, 2003 of the name of each Company Employee (excluding former employees), including each such Company Employee who, as of such date, is on any approved leave of absence for any reason (including short-term disability).  The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.  True and complete information as to all current officers, employees or consultants of the Company including, in each case, name, base salary, bonus potential, commissions and termination obligations has been previously furnished to Purchaser.  The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Company’s employees, nor is any such contract or agreement presently being negotiated.  The Company is not a party to any employment agreement or consulting agreement with any Person or entity, nor is any such contract or agreement presently being negotiated.  There is no unfair labor practice charge or complaint pending or, to the best knowledge of each of Seller and the Company, threatened against or otherwise affecting the Company.  There is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past five years.  No representation question exists or has been raised respecting any of the Company’s employees within the past five years, nor to the best knowledge of each of Seller and the Company are there any campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor organization.  The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices.  The Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor, except under the Change of Control Agreements listed in the Seller Disclosure Schedule, will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date.  The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program within the past five years, nor has the Company planned or announced any such action or program for the future.  The Company is in compliance with its obligations pursuant to WARN and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

3.20                           Insurance.  Section 3.20 of the Seller Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors’ and officers’ and other insurance held by or on behalf of the Company or any Subsidiary.  Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company or any Subsidiary and, to the best knowledge of Seller and the Company, are valid and enforceable in accordance with their terms.  All premiums with respect to such policies and binders have been paid.  The Company is not in default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  There are no outstanding unpaid claims under any such policy or binder.  The Company has not received notice of cancellation or non-renewal of any such policy or binder.

3.21                           Brokerage.  Except for Seller’s agreement with CIBC World Markets Corp. as previously disclosed to Purchaser, no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company.

3.22                           Hazardous Materials.  There are no Hazardous Materials generated, used, handled or stored by the Company, the proper disposal of which will require any material expenditure by the Company.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials in material violation of any Environmental Law or in a manner that could reasonably be expected to result in material Loss to the Company under or relating to any Environmental Law at any premises at any time owned, operated or leased by the Company, nor to the best knowledge of the Seller and the Company has there been or is there threatened any Release of any Hazardous Materials on or at any such premises, or by or attributable to the Company at any other location, in violation of any Environmental Law or that could reasonably be expected to result in material Loss to the Company under or relating to any Environmental Law.  Except as would not reasonably be expected to result in material Loss to the Company under or relating any Environmental Law, the Company holds, and is, and at all prior times has been, in continuous compliance with all Environmental Permits, and is, and at all prior times has been, otherwise in material compliance with all Environmental Laws and, to the best knowledge of each of Seller and the Company, there is no condition that would reasonably be expected to prevent or interfere with material compliance with all Environmental Laws and all Environmental Permits in the future.  The Company has not received any material Environmental Claim, and is not aware of any threatened Environmental Claim.  The Company has not entered into, has not agreed to, and is not subject to any Order of any Governmental or Regulatory Authority under any Environmental Laws.  The Company has not disposed of, or arranged for the disposal of, Hazardous Materials in a manner, or to a location, that could reasonably be expected to result in material Loss under or relating to any Environmental Law.  The Company has not assumed, contractually or to its best knowledge by operation of Law, any material Loss or obligation under or relating to any Environmental Laws.  The Company has previously furnished to Purchaser copies of any material environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency regarding the foregoing, and any other material documentation relating to compliance with, or Loss under or relating to, any Environmental Law.

3.23                           Sufficiency of Assets.  The assets reflected on the Company Financial Statements are sufficient in all material respects to enable the Company and its Subsidiaries to conduct or operate the Business as it is presently conducted.

(a)                                  As of the Closing Date, all assets required or necessary to conduct or operate the Business as it has been reflected on the Company Financial Statements as of and for the year ended December 31, 2002 and for the periods ended March 31, 2003 and June 30, 2003 and are owned and held by the Company and the Subsidiaries.

(b)                                 As of the Closing Date, the Company and its Subsidiaries will own all the right, title and interest or otherwise control all of the rights necessary to use the Proprietary Rights reasonably necessary to carry out the Business as it is currently conducted.

3.24                           Customers and Suppliers.  Section 3.24 of the Seller Disclosure Schedule contains a list of Material Customers and Material Suppliers.  None of the Material Customers or Material Suppliers has ceased to do business with the Company or its Subsidiaries.  To the best knowledge of each of Seller and the Company, no Material Customer or Material Supplier is currently threatened with bankruptcy or insolvency.  To the best knowledge of each of Seller and the Company, no Material Customer or Material Supplier is currently threatening any material modification or change in, or termination of, the business relationship with the Company or its Subsidiaries.

3.25                           Receivables.  All trade accounts receivable (i) have arisen from the sale of Inventory or services to Persons not affiliated with Seller or any of its subsidiaries, the Company or any Subsidiary and in the ordinary course of the Company’s business consistent with past practice, (ii) to the knowledge of the Company, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Company’s business consistent with past practice and (iii) have been valued in accordance with GAAP and consistent with the Company Policy.

3.26                           Inventories.  The Company and each Subsidiary has good and marketable title to its Inventories free and clear of all Liens (except for Permitted Liens).  The Inventories (i) are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Company’s and each Subsidiary’s business consistent with past practice and (ii) have been valued in accordance with GAAP consistent with the Company Policy.  No member of the Company or any Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice.

3.27                           Customer Warranties.  There is no pending, nor to the best knowledge of Seller or the Company, threatened, claim under or pursuant to any warranty, whether express or implied, on products or services sold prior to the Closing Date by the Company and its Subsidiaries that are not disclosed in the Company Financial Statements.  The balance sheet of the Company dated as of December 31, 2002 provides adequate reserves in accordance with GAAP for the aggregate amount of such warranty claims incurred by the Company and its Subsidiaries in fulfillment of its obligations under any warranty.

3.28                           Products Liability.

(a)                                  Neither the Company nor any of its Subsidiaries has received any written notice relating to, nor, to the best knowledge of Seller or the Company, are there any facts or circumstances which would reasonably be expected to give rise to, any material claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company and its Subsidiaries, resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws, other than notices or claims that have been settled or resolved by the Company or any Subsidiary prior to the date of this Agreement.  To the best knowledge of the Company or the Subsidiaries, there are no material publicly and formally announced rules or regulations by any Governmental or Regulatory Authority that could reasonably be expected to adversely affect the conduct of the Business of the Company and its Subsidiaries.

(b)                                 There has been no Recall conducted by the Company or any of its Subsidiaries with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Company or any of its Subsidiaries, or any investigation or consideration of or decision made by any director, officer or key employee thereof concerning whether to undertake or not undertake, any Recall.

3.29                           Disclosure.  The representations and warranties and statements of Seller and the Company contained in this Agreement (in light of the Seller Disclosure Schedule), do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule dated the date hereof, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as set forth below.  The representations and warranties in each section of this Article 4 are qualified by disclosure in the section of the Seller Disclosure Schedule with the same number; provided, however, that the disclosures in any Section of the Seller Disclosure Schedule shall qualify other sections of this Article 4 to the extent that it is clear from a reading of the disclosure therein that it is applicable to such other Sections of this Article 4.  For purposes of this Agreement, the phrase “to the best knowledge of Seller” or similar expression means the actual conscious knowledge, or the knowledge that would be expected to have been obtained after reasonable inquiry, of any director or officer of Seller.

4.1                                 Organization and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation with full corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.  The Seller is qualified or otherwise authorized to transact business as a foreign corporation or other legal entity in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

4.2                                 Compliance with Laws.  The Seller is not in violation of any applicable Law, Order, or other requirement of any Governmental or Regulatory Authority, except for violations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Seller to consummate the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule dated the date hereof, Purchaser represents and warrants to Seller and the Company, as of the date hereof and as of the Closing Date, as set forth below.  The representations and warranties in each section of this Article 5 are qualified by disclosure in the section of the Purchaser Disclosure Schedule with the same number; provided, however, that the disclosures in any section of the Purchaser Disclosure Schedule shall qualify other sections of this Article 5 to the extent that it is clear from a reading of the disclosure therein that it is applicable to such other Sections of this Article 5.  For purposes of this Agreement, the phrase “to the best knowledge of Purchaser” or similar expression means the actual conscious knowledge, or the knowledge that would be expected to have been obtained after reasonable inquiry, of any director or officer of Purchaser.

5.1                                 Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Sweden with full corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.  Purchaser is duly qualified and licensed or otherwise authorized to transact business as a foreign corporation or other legal entity in all jurisdictions in which such qualification or license is required by Law, except for jurisdictions in which the failure to be so qualified or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2                                 Authority to Execute and Perform Agreements.  Purchaser has the requisite corporate power and authority and full legal capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors (or analogous governing body) of Purchaser and all other requisite action.  No other action (corporate or otherwise) on the part of Purchaser is necessary to consummate, execute, deliver or perform this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, except as such enforcement may be limited by the foregoing, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).

5.3                                 Compliance with Laws.  Purchaser is not in violation of any applicable Law, Order or other requirement of any Governmental or Regulatory Authority or any Contract, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since its incorporation, Purchaser has not received notice of, and there has not been any citation, fine or penalty imposed against Purchaser for any such violation or alleged violation.

5.4                                 No Breach.  The execution, delivery and performance of this Agreement by Purchaser, the performance by Purchaser of its obligations under this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (i) conflict with, violate or result in the breach of any provision of the Certificate of Incorporation, By-laws or operating document, as the case may be, of Purchaser; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Purchaser is a party or is subject or by which Purchaser or any asset of Purchaser, is bound, which violation, default, breach or acceleration, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect; or (iii) conflict with or result in a violation or breach of any Permit, Law or Order applicable to Purchaser, any of which violations or breaches, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect or would interfere in any material way with or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

5.5                                 Brokerage.  No broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Purchaser.

5.6                                 Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7                                 Investment Purpose.  Purchaser is entering into the transactions contemplated herein for its own account, for investment purposes and not with a view to the resale or distribution of any securities acquired as a consequence of the transactions contemplated herein.

5.8                                 Financial Condition.  The Purchaser had cash reserves of at least U.S. $47 million ($47,000,000) at September 30, 2003 and has the cash resources necessary to pay the Purchase Price.

5.9                                 Disclosure.  The representations and warranties and statements of Purchaser contained in this Agreement (in light of the Purchaser Disclosure Schedule) do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE VI
COVENANTS AND AGREEMENTS OF SELLER AND THE COMPANY

Each of Seller and the Company covenants and agrees with Purchaser that, from and after the date hereof until the Closing, Seller and the Company shall comply with all covenants and provisions of this Article 6, except to the extent Purchaser may otherwise consent in writing.

6.1                                 Regulatory and Other Approvals.

(a)                                  From and after the date hereof until the Closing, each of Seller and the Company shall, and Seller cause the Company to, use all reasonable efforts to obtain as promptly as possible all authorizations and consents that may be or become necessary for the performance of its obligations pursuant to this Agreement and shall cooperate fully with Purchaser in promptly seeking to obtain all such authorizations and consents.  Neither Seller nor the Company shall take any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

(b)                                 If, in order to properly prepare documents required to be filed with a Governmental or Regulatory Authority or its financial statements, it is necessary that Purchaser be furnished with additional information relating to the Company or the Subsidiaries, and such information is in the possession of Seller, Seller agrees to use all reasonable efforts to furnish such information in a timely manner to Purchaser.

6.2                                 Corporate Examinations and Investigations.  From the date hereof through the Closing, Purchaser shall be entitled, at its own expense, through its employees and representatives, to have such reasonable access to the assets, properties, business, books, records and operations of each of Seller (with respect to the Business) and the Company as Purchaser shall reasonably request in connection with Purchaser’s investigation of the Company with respect to the Transaction.  Any such investigation and examination shall be conducted at reasonable times and each of Seller (with respect to the Business) and the Company shall cooperate fully therein.  In order that Purchaser may have full opportunity to make such investigation, each of Seller (with respect to the Business) and the Company shall furnish to the representatives of Purchaser during such period all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause Company’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

6.3                                 Conduct of Business.

(a)                                  Except as otherwise contemplated herein, during the period from the date hereof to the Closing, the Company shall and Seller shall cause the Company and its Subsidiaries to use all commercially reasonable efforts to (i) maintain the existence of the Company and its Subsidiaries, preserve intact their business organizations, keep available the services of present employees and maintain the rights, privileges and franchises desirable in the normal conduct of the Business, in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant (ii) keep in full force and effect all material insurance policies and binders, including the maintenance of coverage amounts not less than those in effect at the date of this Agreement; (iii) preserve the goodwill and relationships with all key customers, suppliers, licensors, licensees, distributors, creditors and any other Person having material business dealings with the Company and its Subsidiaries; (iv) maintain all physical properties, equipment and similar assets in the same state of repair, order and condition as they were on the date of this Agreement, reasonable wear and tear excepted; (v) preserve and protect the Proprietary Rights; (vi) conduct the Company’s and its Subsidiaries’ businesses consistent with past practice; (vi) pay the payables of the Company and its Subsidiaries only in the ordinary course of business and in the same manner as previously paid, and collect the Receivables of the Company and its Subsidiaries in the ordinary course and in the same manner as previously collected; (vii) maintain sufficient cash on hand to operate the Business in the ordinary course consistent with past practice; and (viii) continue to make capital expenditures pertaining to the Business consistent with past practice.

(b)                                 Except as otherwise contemplated herein, during the period from the date hereof to the Closing, the Company shall not and Seller shall cause the Company and its Subsidiaries not to (i) authorize, issue, repurchase, redeem, transfer or sell any equity interests, (ii) authorize, issue, repurchase, redeem, transfer or sell any equity securities or securities containing equity features, including but not limited to any securities convertible into or exercisable or exchangeable for, or options with respect to, warrants to purchase or rights to subscribe for or otherwise acquire any limited liability company interests, (iii) adopt a plan of liquidation or authorize or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, (iv) amend the Company’s or any Subsidiary’s Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation, By-laws or similar organizational document, (v) with respect to the Company only, declare or pay any dividend on, or make any other distribution with respect to, its outstanding limited liability company interests, (vi) acquire (whether by merger, consolidation, recapitalization or otherwise) the shares of capital stock or any other equity interest in, or a substantial portion of the assets of, any Person (other than a Subsidiary) and/or any division or business thereof, or otherwise acquire any assets (other than inventory in the ordinary course of business consistent with past practice) in any amount, individually or in the aggregate, that is material to the Company and its Subsidiaries, (vii) incur any indebtedness for borrowed money or assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances of any money or other property to, any other Person including, without limitation, to any Company Employee (other than expense advances made in the ordinary course of business), (viii) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it, (ix) settle or compromise any material lawsuit, proceeding or action, (x) make any capital expenditures in excess of U.S. $20,000; (xi) (A) modify, amend, terminate or assign any Lease or (B) waive, release, relinquish or assign any of the material rights of the Company or any of its Subsidiaries under such Lease, (xii) sell, assign, license, lease, or otherwise dispose of any assets, rights or properties which are material, individually or in the aggregate, to the Company or any of its Subsidiaries, except for sales of inventory in the ordinary course consistent with past practice, (xiii) mortgage, pledge or otherwise encumber or subject to a Lien any of the Company’s or its Subsidiaries’ properties or assets, (xiv) enter into any agreement or arrangement with Seller or any of Seller’s Affiliates, (xv) make any changes in any accounting method, principle or practice other than those required by GAAP, (xvi) make, change, or revoke any Tax elections, change any annual accounting period or adopt or change any accounting method, file any amended Tax Return, enter into any

Tax closing agreement, settle or consent to any Tax Claim or assessment, incur any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business or agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes; (xvii) accelerate the delivery or sale of products, or offer discounts or price protection on the sale of products or premiums on the purchase of raw materials, except in the ordinary course of business consistent with past practice, (xviii) make any changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices of the Company and its Subsidiaries, (xix) purchase, order or otherwise acquire inventory in excess of reasonably forecasted requirements in the ordinary course of business consistent with past practice; or (xx) agree or make a commitment, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Except as otherwise contemplated herein, during the period from the date hereof to the Closing, the Company shall not and Seller shall cause the Company and its Subsidiaries not to (i) increase the compensation, bonuses or fringe benefits of any Company Employee (except for increases in salary or wages, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses), (ii) grant any severance or termination pay to any Company Employee, (iii) loan or advance any money or other property to any Company Employee (other than expense advances made in the ordinary course of business), (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity-based awards, (vi) enter into or amend any collective bargaining agreement or (vii) hire any employee except for non-management employees hired “at will” in the ordinary course of business consistent with past practice who would not be entitled to annual compensation of U.S. $100,000 or more.

6.4                                 Authorization from Others; Further Action.  Prior to the Closing Date, Seller and the Company shall, and the Company shall cause its Subsidiaries to use all reasonable efforts to (i) obtain all authorizations, consents and Permits required to permit the consummation of the Transaction; (ii) execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the Transaction; (iii) take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the Transaction.

6.5                                 Insurance.  From the date hereof through the Closing Date, the Company shall and Seller shall cause the Company and its Subsidiaries to continue to maintain insurance policies providing insurance coverage for the Company and its Subsidiaries of the kinds, in the amounts and against the risks substantially as are presently provided pursuant to the policies set forth on Section 3.20 of the Seller Disclosure Schedule.  The Company shall and Seller shall cause the Company to apply all insurance proceeds from coverage relating to the Business to restore the Company’s assets or hold such proceeds for Purchaser’s account.

6.6                                 IRB Financing.  The Seller and the Company shall cooperate with the Purchaser to obtain all necessary consents and approvals for the Company’s retention of the IRB Financing, and the substitution of the Seller as the guarantor under the Seller’s guaranty of the IRB Financing.

6.7                                 WARN.

(a)                                  The Company shall not, and shall cause its Subsidiaries to not, at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state or local statute, rule or regulation, affecting in whole or in part any site of employment, facility, operating unit or Employee of the Company or its Subsidiaries, without notifying Purchaser in advance and without complying with the notice requirements and all other provisions of WARN and any similar state or local statute, rule or regulation.  In the event that either the Company’s or its Subsidiaries’ termination of Company Employees effective as of the Closing as provided for in this section shall constitute a “plant closing” or “mass layoff,” the Company shall be solely responsible to give all required notices relating to such terminations and the Company shall be solely responsible for any and all costs, expenses or liabilities arising out of such terminations.  Purchaser agrees that within the 90-day period following the Closing Date it will not effect a “plant closing” or “mass layoff” as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN and any similar state or local statute, rule or regulation, provided, that the Company agrees that it shall, and shall cause its Subsidiaries to, upon Purchaser’s reasonable request, cooperate with Purchaser and issue any and all notices required by WARN on behalf of Purchaser and which Purchaser has approved with respect to any “plant closings” or “mass layoffs” which may be anticipated to occur within the 90-day period following the Closing.

(b)                                 A breach by the Company, its Subsidiaries or Purchaser of their respective obligations under this section shall give rise to an obligation by the breaching party to indemnify, defend and hold harmless the non-breaching party from and against any and all damages incurred in thereby or caused thereto under or pursuant to WARN based on, arising out of, resulting from or relating to any act or omission to act by or of the breaching party with regard to any single site of employment, facility, operating unit or employee of the breaching party.

6.8                                 Notification.  From the date hereof until the Closing Date, each of Seller and the Company shall disclose to Purchaser in writing in reasonable detail any material variances from the representations and warranties contained in Article 3, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by each of Seller and the Company, promptly upon discovery thereof.  Such disclosure shall not be deemed to amend or supplement the schedules delivered on the date hereof or cure any misrepresentation or breach.  Each of Seller and the Company shall give prompt notice to Purchaser of any event or circumstance known to either of Seller or the Company that could prevent or delay the consummation of the transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions or agreements of any party to this Agreement other than Purchaser.

ARTICLE VII
COVENANTS AND AGREEMENTS OF PURCHASER

Purchaser covenants and agrees with Seller and the Company that, from and after the date hereof until the Closing, Purchaser shall comply with all covenants and provisions of this Article 7, except to the extent Seller and the Company may otherwise consent in writing.

7.1                                 Regulatory and Other Approvals.

(a)                                  From and after the date hereof until the Closing, Purchaser shall use all reasonable efforts to obtain as promptly as possible all authorizations, consents, Orders and approvals of all Governmental or Regulatory Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and shall cooperate fully with Purchaser in promptly seeking to obtain all such authorizations, consents, Orders and approvals.  Purchaser shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

(b)                                 If, in order to properly prepare documents required to be filed with a Governmental and Regulatory Authority or its financial statements, it is necessary that Seller be furnished with additional information relating to Purchaser, and such information is in the possession of Purchaser, Purchaser agrees to use all reasonable efforts to furnish such information in a timely manner to Seller.

7.2                                 Authorization from Others; Further Action.  Prior to the Closing Date, Purchaser shall use all reasonable efforts to (i) obtain all authorizations, consents and Permits required to permit the consummation of the Transaction; (ii) execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the Transaction; (iii) take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction and to cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the Transaction.

7.3                                 Notification.  From the date hereof until the Closing Date, Purchaser shall disclose to the Seller in writing in reasonable detail any material variances from the representations and warranties contained in Article 5, and any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Purchaser, promptly upon discovery thereof.  Such disclosure shall not be deemed to amend or supplement the schedules delivered on the date hereof or cure any misrepresentation or breach.  Purchaser shall give prompt notice to Seller of any event or circumstance known Purchaser that could prevent or delay the consummation of the transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions or agreements of any party to this Agreement other than Purchaser.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Closing, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

8.1                                 Further Assurances; Post-Closing Cooperation.

(a)                                  Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

(b)                                 Following the Closing, each party shall afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the business of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) Tax matters (as provided in Section 11.4), (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) any actual or threatened action, suit, proceeding, arbitration against, or investigation by any Governmental or Regulatory Authority of, the requesting party.  Further, each party agrees for a period extending six (6) years after the Closing Date (or, with respect to Tax-related materials, the expiration of the applicable statute of limitations) not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

(c)                                  If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with any Governmental or Regulatory Authority or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the business or condition of the Company not referred to in paragraph (a) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.  Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with the Confidentiality Agreement.

(d)                                 Notwithstanding anything to the contrary contained in this Section 8.1, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section 8.1 shall be subject to applicable rules relating to discovery.

8.2                                 Public Announcements; Confidentiality.

(a)                                  At all times at or before the Closing, Seller and Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the prior approval of Purchaser and Seller, which approval shall not be unreasonably withheld.  If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  Seller and Purchaser will also obtain the other party’s prior approval of any press release to be issued on or after the date hereof and immediately following the Closing announcing the consummation of the Transaction.  The disclosure of confidential or proprietary information delivered to Purchaser by Seller shall be governed by the terms and conditions of the Confidential Disclosure Agreement dated September 8, 2003 between Purchaser and Seller (the “Confidentiality Agreement”).

(b)                                 After the Closing, Seller shall keep confidential, and shall use reasonable efforts to cause its officers, directors, employees and advisors, to keep confidential, all information relating to the Company, its Subsidiaries and their businesses, as conducted before, on or after the Closing, except as required by applicable Law, and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 8.2.  In the event disclosure is required under applicable Law, Seller shall, and shall cause its applicable Affiliates to, provide Purchaser with prompt prior written notice of such requirement so that Purchaser may seek a protective order or other appropriate remedy, and otherwise cooperate in all reasonable respects in obtaining the same.

(c)                                  Notwithstanding the foregoing or anything herein to the contrary, any party to this Agreement (and any Representative of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income Tax treatment and Tax structure of the Transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure; provided, however, that neither party (nor any Representative thereof) shall disclose any information (i) that is not relevant to an understanding of the U.S. federal income Tax treatment or Tax structure of the Transaction, including the identity of any party to this Agreement (or its Representatives) or other information that could lead any Person to determine such identity, (ii) to the extent such disclosure could result in a violation of any federal or state securities laws or (iii) until the earlier of (1) the date of the public announcement of discussions relating to the Transaction, (2) the date of the public announcement of the Transaction and (3) the date of the execution of an agreement to enter into the Transaction.

8.3                                 No Third Party Discussions.  From and after the date of this Agreement until the first to occur of the Closing or the termination of this Agreement, neither Seller nor the Company will (i) solicit, initiate, encourage or engage in discussions or negotiations with, or provide information to, any Person, other than Purchaser and its Representatives, relating to the possible merger or consolidation of the Company with or into another Person or acquisition of any of the assets (other than assets sold in the ordinary course in compliance with Section 6.3) or capital stock of the Company.

8.4                                 Non-Competition.

(a)                                  In order that Purchaser may have and enjoy the full benefit of the Business, Seller covenants and agrees that for a period of five years from the Closing Date, Seller and the Subsidiaries and its and their Affiliates shall not, directly or indirectly (including by means of a management, advisory, operating, consulting or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), (i) engage in the Business, for its own account or for any other Person, in any geographic location, or (ii) sell, license, transfer or otherwise permit any Person to access, use or benefit from, either directly or indirectly, any of the Proprietary Rights used or usable in or for the Business; provided, however, that the restrictions in this Section 8.4 shall not apply to the Seller’s activities in its Affinity Separations Business.

(b)                                 Notwithstanding anything in clause (a) above, Seller and its subsidiaries and its and their Affiliates may acquire an equity interest of less than five percent (5%) in an enterprise engaged in the Business, provided that such acquisition is and remains for investment purposes only, and Seller may enter into a joint venture with any such entity provided that such joint venture does not involve or relate to the Business and that no such activity becomes the subject of such joint venture.

8.5                                 Non-Solicitation of Employees  During the period commencing on the Closing Date and ending on the third anniversary thereof, Seller agrees that neither it nor its Affiliates will, without the prior written consent of the Company, directly or indirectly, induce or attempt to influence any director, manager, officer or employee of  the Company or any of the Subsidiaries during such three year period to terminate his or her employment with the Company or the Subsidiaries; provided that this Section 8.5 will not be deemed to apply to a general solicitation to the public.

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder shall be subject to satisfaction of each of the conditions set forth below on or before the Closing.  Purchaser may at its election waive any one or more of such conditions.  Seller and the Company agree to use their respective reasonable efforts to see that all of such conditions that impose obligations on either of them or require action on the part of either of them are satisfied.

9.1                                 Representations and Warranties.  Each of the representations and warranties made by the Company and Seller set forth herein (other than those representations and warranties that address matters as of a particular date) shall be true and correct without regard to any materiality qualifiers (including Material Adverse Effect other than in Section 3.29 (Disclosure)) in all material respects as of the Closing Date as though made on and as of the Closing Date (and those representations and warranties that address matters as of particular dates shall be true and correct, except where the failure of all such representations and warranties to be so true and correct, without regard to any materiality qualifiers (including Material Adverse Effect other than in Section 3.29 (Disclosure)), would not, individually or in the aggregate, have a Material

Adverse Effect; provided that the representations and warranties in Section 3.3 (Capitalization and Title to LLC Interests) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date.

9.2                                 Performance.  Each of Seller and the Company shall have duly performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by each of Seller and the Company at or before the Closing.

9.3                                 Litigation.  No action or proceedings shall have been instituted and no order, decree or judgment in any court, agency, commission or authority shall be subsisting, questioning the validity of this Agreement or seeking to restrain the consummation hereof, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and no Legal Proceeding shall be pending before a Governmental or Regulatory Authority seeking to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby.

9.4                                 Certificates of Seller and the Company.  Purchaser shall have received certificates of both Seller and the Company, signed by their respective Presidents, stating that such Presidents have reexamined the conditions set forth in Sections 9.1 and 9.2 and that the preconditions set forth in Sections 9.1 and 9.2 have been satisfied.

9.5                                 Certificate of Secretary of the Company.  Purchaser shall have received certificates of both Seller and the Company, dated the Closing Date, signed by the Secretary of each of Seller and the Company, in form and substance reasonably satisfactory to Purchaser, and attaching the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws, certifying the resolutions of the board of directors or other managing authority of each of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and approving the transactions contemplated by this Agreement, and confirming the signatures and incumbency of all officers or other agents signing this Agreement on behalf of each of Seller and the Company.

9.6                                 Assignment of Interests.  Purchaser shall have received (i) an assignment of interests satisfactory in form and substance to the Purchaser transferring to the Purchaser the LLC Interests, the sole membership right and the sole right to participate in the management of the Company and (ii) an accession signature page to the Limited Liability Company Agreement adding the Purchaser as a substitute member of the Company.

9.7                                 Repayment of Indebtedness.  All Indebtedness of the Company, including, without limitation, any amounts payable to Patrick Coffey, and any Indebtedness set forth on the Interim Balance Sheet and as of the date hereof shall have been repaid by the Company.  Any prepayment penalties payable in connection with the repayment of Indebtedness shall have been paid prior to Closing.

9.8                                 Payments to Employees.  All payments to Company Employees which become payable as a result of the transactions contemplated hereby including those pursuant to net worth participation agreements or any other agreement or arrangement shall have been paid by Seller on the Closing Date to the extent then due.

9.9                                 Third Party Consents.  The consents (or in lieu thereof waivers) listed in Section 9.9 of the Seller Disclosure Schedule shall have been obtained and shall be in full force and effect.

9.10                           Material Adverse Change.  Since the date of this Agreement, there will have occurred no events nor will there exist circumstances that have resulted in a Material Adverse Effect.

9.11                           Escrow Agreement.  Seller and the Escrow Agent shall have duly executed the Escrow Agreement.

9.12                           Deliveries by Seller.

(i)                                     At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(ii)                                  the LLC Interests and such assignments, instruments and documents, including those referred to in Section 9.6, as shall be effective to vest in Purchaser, on the Closing Date, good and marketable title to the LLC Interests, free and clear of all Liens, and cause admission of Purchaser, or Purchaser’s Designee, as the case may be, as the sole member of the Company;

(iii)                               all minute books, stock books, ledgers and registers, corporate and limited liability company seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company and its Subsidiaries, if not already located on the premises of the Company or its Subsidiaries;

(iv)                              a certificate of good standing from the State of Delaware and each jurisdiction in which the Company and its Subsidiaries are duly qualified to transact business, dated within ten days of the Closing Date;

(v)                                 the certificates referred to in Sections 9.4 and 9.5;

(vi)                              evidence, in a form reasonably satisfactory to Purchaser, of the consents required by Section 9.9 and documents (including pay off letters and releases) evidencing the termination of the Liens, security interests, mortgages and encumbrances described in Section 9.7;

(vii)                           the Escrow Agreement, duly executed by Seller; and

(viii)                        all other previously undelivered documents required by this Agreement to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF SELLER AND THE COMPANY

The obligations of Seller and the Company hereunder shall be subject to satisfaction of each of the conditions set forth below on or before the Closing.  Seller and the Company may at its election waive any one or more of such conditions.  Purchaser agrees to use its respective reasonable efforts to see that all of such conditions that impose obligations on either of them or require action on the part of either of them are satisfied.

10.1                           Representations and Warranties.  Each of the representations and warranties made by Purchaser set forth herein (other than those representations and warranties that addresses matters as of a particular date) shall be true and correct without regard to any materiality qualifiers, including Material Adverse Effect, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (and those representations and warranties that address matters as of particular dates shall be true and correct, without regard to any materiality qualifiers (including Material Adverse Effect), as of such dates), except where the failure of all such representations and warranties to be so true and correct, without regard to any materiality qualifiers (including Material Adverse Effect), would not, individually or in the aggregate, have a Material Adverse Effect.

10.2                           Performance.  Purchaser shall have duly performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by each of Seller and the Company at or before the Closing

10.3                           Litigation.  No action or proceedings shall have been instituted and no order, decree or judgment in any court, agency, commission or authority shall be subsisting, questioning the validity of this Agreement or seeking to restrain the consummation hereof, otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and no Legal Proceeding shall be pending before a Governmental Regulatory Authority seeking to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby.

10.4                           Certificate of the Purchaser.  Seller shall have received a certificate from Purchaser, signed by the President of Purchaser, stating that Purchaser has reexamined the conditions set forth in Sections 10.1 and 10.2 and that the preconditions set forth in Sections 10.1 and 10.2 have been satisfied.

10.5                           Escrow Agreement.  Purchaser and the Escrow Agent shall have duly executed the Escrow Agreement.

10.6                           Deliveries by Purchaser.

(a)                                  At or prior to Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)                                     the Estimated Purchase Price less the Deposit and the Escrow Amount by wire transfer of immediately available funds to an account designated by the Seller;

(ii)                                  the Escrow Agreement, duly executed by the Purchaser;

(iii)                               a letter from the Escrow Agent confirming that Purchaser has delivered to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent; and

(iv)                              the certificate referred to in Section 10.4.

ARTICLE XI
TAXES

11.1                           Tax Indemnification.

(a)                                  Seller shall indemnify Purchaser and its Affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and other representatives and hold them harmless from:

(i)                                     all liability for Taxes of the Company and the Subsidiaries for the Pre-Closing Tax Period, other than Taxes attributable to any transaction not in the ordinary course of business engaged in after the Closing by Purchaser or any of its Affiliates, including the Company and the Subsidiaries;

(ii)                                  all Liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Seller or any other Person (other than the Company or any of the Subsidiaries) with whom the Company or any of the Subsidiaries joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Closing Date;

(iii)                               all Liability for Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation for the Pre-Closing Tax Period;

(iv)                              any Loss, Liability, claim, damage, or expense attributable to any breach of any warranty or representation contained in Section 3.8 (Tax Matters) or any breach by Seller, or any of its Affiliates (other than, after the Closing, the Company and the Subsidiaries) of any covenant contained in this Article 11;

(v)                                 all Liability for Taxes arising as a result of the recognition by Seller, the Company, any of the Subsidiaries or any other Affiliate of any “deferred intercompany gain” or “excess loss account”; and

(vi)                              all Liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses for any item attributable to any item in clause (i), (ii), (iii), (iv), (v) or (vi) above.

(b)                                 Purchaser shall, and after the Closing shall cause the Company and the Subsidiaries to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all Liability for Taxes of the Company and the Subsidiaries for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case

Purchaser’s indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period).

(c)                                  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)                                     real, personal and intangible property Taxes (“Property Taxes”) of the Company and the Subsidiaries for the Pre-Closing Tax Period (other than Taxes imposed in connection with the sale of the LLC Interests or otherwise in connection with this Agreement or the transactions contemplated hereby) shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii)                                  the Taxes of the Company and the Subsidiaries (other than Property Taxes) for the Pre-Closing Tax Period (other than Taxes imposed in connection with the sale of the LLC Interests or otherwise in connection with this Agreement or the transactions contemplated hereby) shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership by the Company or any of the Subsidiaries of any equity interest in any partnership or other “flow through” entity (other than the Subsidiaries), as if a taxable period of such corporation, partnership or other “flow through” entity ended as of the close of business on the Closing Date.

(d)                                 Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 11.1 shall terminate at the close of business on the thirtieth day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof), and in no event shall the Seller be liable under this Section 11.1 for any amounts to the extent that, in the aggregate, such amounts exceed the Purchase Price.

11.2                           Tax Claims.

(a)                                  If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an Indemnified Party, one of its Affiliates or any of their respective Representatives, then such Indemnified Party shall give notice to the Indemnifying Party in writing of such claim and of any counterclaim the Indemnified Party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.

(b)                                 With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Seller must first consult, in good faith with Purchaser before taking any action with respect to the conduct of such Tax Claim.  Notwithstanding the foregoing, Seller shall not settle such Tax Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and Purchaser, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim.

(c)                                  Seller and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any Subsidiary for a Straddle Period. Neither Seller nor Purchaser shall settle any such Tax Claim without the prior written consent of the other.

(d)                                 Purchaser shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date.  Seller shall have no right to participate in the conduct of any such proceeding.

(e)                                  Purchaser, the Company, each of the Subsidiaries and each of their respective Affiliates on the one hand, and Seller and its respective Affiliates on the other, shall reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting Person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

11.3                           Tax Returns and Elections.

(a)                                  For any Straddle Period of the Company or any of the Subsidiaries, Purchaser shall timely prepare and file with the appropriate Taxing Authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Seller shall reimburse Purchaser for any amount owed by Seller with respect to the taxable periods covered by such Tax Returns.  For any taxable period of the Company or any of the Subsidiaries ending on or before the Closing Date, Seller shall timely prepare and file with the appropriate Taxing Authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns; provided that, with respect to any such Tax Return to be filed after the Closing Date, if the Seller is not permitted by law to file such Tax Return, the Purchaser shall file or cause to be filed such Tax Return.  All such Tax Returns shall be prepared in a manner consistent with past practices (unless a contrary position is required by law) to the extent any position taken in such Tax Returns may affect the Tax Liability of the Company or any of the Subsidiaries after the Closing Date.  Purchaser and Seller agree to cause the Company and the Subsidiaries to file all Tax Returns for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

(b)                                 Seller shall file any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, municipal, provincial, local or foreign Taxing Authorities for such taxable years as finally determined; provided, however, that no such Tax Return shall be filed without the prior written consent of Purchaser (which consent shall not be unreasonably withheld) if the filing of any such Tax Return may affect the Tax Liability of the Company or any of the Subsidiaries after the Closing Date.  For those jurisdictions in which separate Tax Returns are filed by the Company or any of the Subsidiaries, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to Company or such Subsidiary, as the case may be, for review, signature and filing at least 30 days prior to the due date for filing such returns, and Seller shall make such revisions to such Tax Returns as are reasonably requested by Purchaser.

(c)                                  Seller shall not make or change any Tax elections or file for any change in any method of accounting with the IRS with respect to the Company or any Subsidiary without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

11.4                           Cooperation.  Seller, the Company, each of the Subsidiaries and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes.

11.5                           Refunds.  The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company, or any of the Subsidiaries for any Pre-Closing Tax Period shall be for the account of Seller. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Purchaser to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Company or any of the Subsidiaries (or any of their respective Affiliates, including Purchaser). The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company or any of the Subsidiaries for any Post-Closing Tax Period shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company or any of the Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 10 days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

11.6                           FIRPTA.  Seller shall deliver to Purchaser at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the Transaction is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

11.7                           Tax Sharing Agreements.  Seller shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between Seller and any of its Affiliates (other than the Company and the Subsidiaries), on the one hand, and Company or any of the Subsidiaries, on the other hand, to be terminated on or before the

Closing Date. After the Closing Date no Person shall have any rights or obligations under any such agreement, arrangement or practice with respect to Taxes.

ARTICLE XII
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

12.1                           Survival.  Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement.  Notwithstanding the foregoing, if on or before the Closing a party has actual knowledge that any representation or warranty made by any other party under this Agreement is false in any material respect and fails to disclose such knowledge to such party on or before the Closing, then the first party shall be deemed to have waived any breach arising out of such representation or warranty being false in a material respect as of the Closing.  All representations, warranties, contained in this Agreement shall remain operative and in full force and effect for eighteen months after the Closing Date.  Notwithstanding the preceding sentence, (i) the representations and warranties contained in Section 3.8 (Tax Matters) and the obligations set forth in Article 11 shall terminate on the date that is thirty (30) days after the expiration of the period of all applicable statutes of limitations, (ii) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authority to Execute and Perform Agreements), 3.03 (Capitalization and Title to Shares), 3.4 (Subsidiaries), and 3.21 (Brokerage) and 3.22 (Hazardous Materials) and Sections 5.1 (Organization and Qualification), and 5.2 (Authority to Execute and Perform Agreements) will terminate on the date that is three (3) years after the Closing Date.

No claim for indemnification hereunder for breach of any such representations or warranties may be made after the expiration of the survival period applicable to such claims; provided that any representation or warranty in respect of which indemnity may be sought under this Article 12, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 12.1 if notice of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

12.2                           Exclusivity.  After the Closing, to the extent permitted by Law, the indemnities set forth in Sections 11.1 and 12.3 shall be the exclusive remedies of Purchaser and its Affiliates against Seller and its Affiliates, on the one hand, and of Seller and its Affiliates against Purchaser and its Affiliates, on the other hand, for any breach of representation or warranty or breach of any covenant or agreement contained in this Agreement.  Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any remedies available under applicable law for fraud.

12.3                           Indemnification.

(a)                                  Subject to Section 12.3(c) and the other Sections of this Article 12, Seller shall indemnify Purchaser, its Affiliates and their respective partners, members, stockholders, representatives, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) in respect of, and save and hold each of them harmless from and against, (x) any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of a representation or warranty made by it or (ii) any breach or non-fulfillment of any covenant or agreement or other provision by Seller contained in this Agreement and (y) any Losses resulting from the Conversion (including any failure to respect the Conversion or the characterization of the Transaction under the Laws of the United States of America or any state thereof or local jurisdiction therein).

(b)                                 Subject to Section 12.3(c) and the other Sections of this Article 12, Purchaser agrees to indemnify Seller and its officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of a representation or warranty made by it or (ii) breach or non-fulfillment of any covenant or agreement or other provision by Purchaser contained in this Agreement.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, and except with respect to any matter relating to Taxes, (i) in no event shall Seller (or the Company if there has been no Closing) be liable under Section 12.3(a) of this Agreement for an amount that exceeds the Escrow Amount then available under the Escrow Agreement (other than with respect to the representations and warranties in Sections 3.22 (Hazardous Materials), 3.1 (Organization and Qualification), 3.2 (Authority to Execute and Perform Agreements), 3.3 (Capitalization and Title to Shares), 3.4 (Subsidiaries), and 3.21 (Brokerage), (ii) in no event shall the Seller be liable under Section 12.3(a) of this Agreement with respect to the representations and warranties in Sections 3.22 (Hazardous Materials), 3.1 (Organization and Qualification), 3.2 (Authority to Execute and Perform Agreements), 3.03 (Capitalization and Title to Shares), 3.4 (Subsidiaries), and 3.21 (Brokerage) for an amount that exceeds the Purchase Price, (iii) in no event shall the Purchaser be liable under Section 12.3(b) of this Agreement for an amount that exceeds the Purchase Price, and (iv) in no event shall Seller on the one hand or Purchaser on the other hand be liable under Section 12.3(a) or Section 12.3(b), of this Agreement, as the case may be, unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such section in excess of U.S. $225,000 in the aggregate (the “Deductible”), whereupon indemnification pursuant to this section shall be payable for all such claims without any deduction.

(d)                                 Calculation of Losses.  The amount of any Loss, Liability, claim, damage, expense or Tax for which indemnification is provided under Article 11 or this Section 12.3 shall be net of any amounts recovered by the Indemnified Party under insurance policies or otherwise with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder  and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit.

(e)                                  Adjustment to Purchase Price.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any or its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States federal income Tax purposes.

12.4                           Method of Asserting Claims.  Except with respect to Tax Claims, the procedures for which shall be governed by Article 11, all claims for indemnification by any Indemnified Party under Section 12.3 will be asserted and resolved as follows:

(a)                                  In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 12.3(a) or 12.3(b) is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, the Company, any Subsidiary, Purchaser or any Affiliate of Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than  such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.  The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.3(a) or 12.3(b) or whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)                                     If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12.4(a), then the Indemnifying Party will have the right to defend with counsel selected by the Indemnifying Party who shall be reasonably acceptable to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion; provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.  If the Indemnifying Party assumes defense of a Third Party Claim the Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party; provided, further, that the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).  The Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying that would make such separate representation advisable or (iii) the Indemnified Party has defenses available to it that are not available to the Indemnifying Party.

(ii)                                  If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 12.4(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld delayed or conditioned).  If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall be required to reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third Party Claim within ten (10) Business Days after the date of receipt of any bill.  The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(b)                                 In the event any Indemnified Party should have a claim under Section 12.3(a) or 12.3(b) against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article 12.  If the Indemnifying Party does not so notify the

Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article 12, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of the claim) becomes finally determined.

12.5                           Manner of Payment.  Any indemnification of a Purchaser Indemnified Party pursuant to Section 12.3(a) or Article 11 shall be effected by wire transfer of immediately available funds from Seller to an account designated by such Purchaser Indemnified Party within 15 days after the determination thereof.  Any indemnification of a Seller Indemnified Party pursuant to Section 12.3(b) or Article 11 shall be effected by wire transfer of immediately available funds to an account designated by any such Seller Indemnified Party within 15 days after the determination thereof.

ARTICLE XIII
EMPLOYEE MATTERS

13.1                           Employee Matters.

(a)                                  Purchaser shall continue the employment of each Company Employee who is a common-law employee and who, on the Closing Date, is actively employed or who is absent from work by reason of vacation, sick leave, short-term disability or due to authorized leave of absence or military service, at a wage and salary level generally comparable in the aggregate to those in effect on the day before the Closing; provided, that in no event shall such wage and salary level be more favorable than the wage and salary level provided to employees of Purchaser holding similar positions in effect on the day before the Closing.  Any Company Employee whose employment so continues following the Closing shall hereinafter be referred to as a “Continuing Employee.”  Purchaser shall provide to the Continuing Employees employee benefits, including but not limited to participation in and benefits under pension plans, thrift plans, management incentive plans, equity incentive plans, stock ownership and purchase plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long term disability plans, substantially the same, in the aggregate, as those, if any, provided to similarly situated employees of Purchaser in the United States.  From and after the Closing, Continuing Employees shall receive full credit for all purposes under such plans, including without limitation for purposes of determining eligibility and vesting levels, but not for the actual accrual of benefits, for their service prior to the Closing with the Company, full credit for deductibles and co-payments, annual limits and lifetime limits under the welfare plans of Purchaser, and all preexisting conditions, limitations and waiting periods to which any such Continuing Employees are subject shall be waived under the welfare plans of Purchaser.  Nothing in this section or elsewhere in this Agreement will require Purchaser to provide any particular form of employee benefit or to establish or maintain any particular type or form of employee benefit plan or preclude Purchaser from amending or terminating in its discretion any employee benefit plan maintained by Purchaser (“Purchaser Plan”) or, following the Closing, terminate the employment of any Continuing Employee so long as the form of benefits and types and forms of plans maintained and amendments and terminations of such plans do not, in the aggregate, have a disproportionate adverse effect on the Continuing Employees for a year.  It is agreed by the parties that failure of Purchaser to provide Continuing Employees with coverage under a 401(k) Plan prior to January 1, 2004 shall not be a violation of the preceding sentence.

(b)                                 Except as set forth herein, Purchaser agrees to honor from the Closing in accordance with their terms (i) all Plans for which the Company is sponsor, (ii) all employment contracts, arrangements, commitments, or understandings with or for the benefit of officers and employees disclosed in the Seller Disclosure Schedule and (iii) all benefits vested under such agreements and Plans for which the Company is sponsor as of the Closing; provided, however, that nothing in this sentence shall be interpreted as preventing Purchaser from amending, modifying or terminating any such Plans, contracts, arrangements, commitments or understandings with respect to all employees covered thereby in accordance with their terms.  Notwithstanding the above, any Liability under any such agreement for any transaction bonus payable in connection with this transaction shall be assumed by and retained by Seller, and the Seller shall indemnify Purchaser, the Company, any Subsidiary and each of their officers, directors and employees from and against any and all claims, Liabilities or other Losses arising in connection with or relating to any dispute with respect to any such transaction bonus.

(c)                                  Seller shall retain (i) all Liabilities arising under any Plan for which Seller (rather than Company) is sponsor, including but not limited to all Liabilities arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured), only to the extent that such Liability relates to claims incurred (whether or not reported) prior to the Closing Date.  For purposes of this Section 13.1(c), a claim shall be deemed to be incurred when (x) with respect to medical or dental benefits, the medical or dental services giving rise to such claim are performed and (y) with respect to life, accident or disability benefits, when the event giving rise to such claim occurs.  To the extent any Company Employee (or beneficiary or dependent thereof) is in the hospital or is on short-term disability under any Plan for which Seller (rather than Company) is sponsor as of the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Company Employee (or any beneficiary or dependent thereof), to the extent such claims and expenses are covered by a Plan for which Seller is sponsor, until such time, if any, that such Company Employee returns to full-time employment with the Purchaser.

(d)                                 To the extent requested by Purchaser in writing prior to the Closing Date, and for a period of no longer than three months after the Closing Date, Seller agrees to continue to cover the Continuing Employees under the Plans for which Seller (rather than Company) is sponsor which provide for insurance coverage and to provide claims processing services in respect of the Continuing Employees, all to the extent permitted by applicable insurance or other contracts.  Purchaser agrees to reimburse Seller for Seller’s costs reasonably incurred in continuing to provide such insurance and administrative services.  Such continuation of insurance and administrative services shall not affect the allocation of liabilities and obligations as set forth in this Section 13.1.  Purchaser shall use, and shall cause the Company after the Closing to use, all reasonable efforts to arrange for such administrative services and insurance coverage as promptly as possible in order to avoid using Seller’s services under this section.

(e)                                  401(k) Plan.   As soon as practicable after the Closing Date, Purchaser shall establish or designate an individual account plan for the benefit of Continuing Employees (the “Successor 401(k) Plan”), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below.  The Purchaser acknowledges that after the Closing Date, the Company cannot continue to be a participating employer under the Dyax 401(k) Profit Sharing Plan (the “Seller 401(k) Plan”).  The Seller agrees to cooperate with the Purchaser and the Company to the extent practicable to facilitate the transfer, at the discretion of any beneficiary of the Seller 401(k) Plan, of Plan assets of the Seller 401(k) Plan to the Successor 401(k) Plan.

(f)                                    Purchaser shall reimburse Seller for any expenses and fees incurred by Seller in fulfilling its obligations under Section 13.1(d) and fees paid to third parties.

(g)                                 This Agreement shall inure exclusively to the benefit of and be binding on the parties hereto and their respective successors, assigns, executors and legal representatives.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.2                           Indemnification of Directors and Officers.  After the Closing, the Company shall not alter the provisions of the Company’s Limited Liability Company Agreement that serve to indemnify and hold harmless each former director and officer of the Company in any manner that would adversely affect their rights under such provisions with respect to actions taken or omitted to be taken prior to the Closing.

ARTICLE XIV
TERMINATION

14.1                           Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)                                  at any time before the Closing, by mutual written agreement of Seller, the Company and Purchaser;

(b)                                 at any time before the Closing, by either Seller and the Company, on the one hand, or Purchaser, on the other hand, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

(c)                                  by either Seller and the Company, on the one hand, or Purchaser, on the other hand, if the transactions contemplated hereby have not been consummated by the date that is October 27, 2003 upon notification of the non-terminating party by the terminating party; provided that neither Purchaser nor Seller and the Company shall be entitled to terminate this Agreement pursuant to this Section 14.1(c) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d)                                 at any time, by Purchaser, if there has been a material violation or breach by Seller or the Company of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by Seller or the Company within thirty (30) days after written notice thereof from Purchaser; or

(e)                                  at any time, by Seller, if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by Purchaser within thirty (30) days after written notice thereof by Seller.

14.2                           Effect of Termination.   If this Agreement is validly terminated pursuant to Section 14.1, the provisions of this Agreement shall thereafter become null and void, and there shall be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates), except (i) that the provisions with respect to expenses in Section 15.2 (Expenses) and confidentiality in Section 8.2 (Public Announcements; Confidentiality) shall continue to apply following any such termination (ii) for fraud and willful breach and (iii) insofar as the termination results from the failure of any party hereto to perform any obligation undertaken by it herein.  All confidential information received by either party hereto with respect to the business of the other party hereto shall be treated in accordance with Section 8.2 (Public Announcements; Confidentiality) and the Confidentiality Agreement.

14.3                           Disposition of Deposit. If this Agreement is validly terminated pursuant to any provision of Section 14.1 other than (i) clause (d) thereof or (ii) clause (c) if validly terminated by Purchaser when entitled to do so pursuant to the terms of clause (c), the Deposit shall be retained by the Seller.  If this Agreement is validly terminated by the Purchaser pursuant to clause (c) or clause (d) of Section 14.1, the Seller shall refund the Deposit to the Purchaser.

ARTICLE XV
MISCELLANEOUS

15.1                           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)

if to Purchaser (and after the Closing, to the Company), to:

Pyrosequencing AB
Vallongatan 1
SE-752 28 Uppsala
Sweden
Attention: Chief Financial Officer
Fax: 46-18-591922
Confirmation: 46-18-565900

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Richard A. Miller, Esq.
Fax: (212) 455-2502
Confirmation: (212) 455-2000

(b)

if to Seller (and before the Closing, to the Company), to:

Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer
Fax: (617) 225-2501
Confirmation: (617) 225-2500

with a copy to:

Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attn: Nathaniel S. Gardiner
Fax: (617) 227-4420
Confirmation: (617) 239-0100

Any party may by notice given in accordance with this Section 15.1 to the other parties designate another address or Person for receipt of notices hereunder.

15.2                           Expenses.  Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 14.2), whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, investment bankers, financial advisors, counsel and accountants.

15.3                           Captions.  The captions of this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement.

15.4                           Governing Law.  This Agreement and the legal relations between and among the parties hereto shall be governed by and interpreted and construed in accordance with the laws of the State of New York.

15.5                           Consent to Jurisdiction; No Jury Trial.  Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court in the Southern District of New York, or in any state court in which venue would otherwise be proper located in the Southern District of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the non-exclusive jurisdiction of any such court.  Any and all service of process and any other notice in any such action, suit or proceeding will be effective against any party if given as provided herein.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

15.6                           Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed by Seller or the Company in accordance with their specific terms or were otherwise breached by Seller or the Company, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that Purchaser would be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at Law or in equity.

15.7                           Entire Agreement.  This Agreement and the documents referred to herein (including schedules) shall constitute the entire agreement among the parties with respect to the subject matter hereof, thereby superseding all prior agreements among any of the parties.  This Agreement may not be amended except in a writing signed by all the parties.

15.8                           No Waiver.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver; no failure or delay by any party exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

15.9                           No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

15.10                     Successors and Assigns.  Neither this Agreement nor any right, interest or obligation hereunder is assignable without the prior written consent of the other parties hereto and any attempt to do so will be null and void, except for assignments and transfers by operation of Law (provided that notwithstanding any provision to the contrary, Purchaser may, or may cause Purchaser’s Designee to, assign its rights hereunder to an Affiliate of Purchaser without such consent as long as such assignment does not limit or affect Purchaser’s obligations hereunder).  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

15.11                     Severability.  Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

15.12                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PYROSEQUENCING AB

By:		/s/ Jeff Bork
	Name:	Jeff Bork
	Title:	CEO and President

BIOTAGE, LLC

By:		/s/ Henry E. Blair
	Name:	Henry E. Blair
	Title:	Chairman

DYAX CORP.

By:		/s/ Henry E. Blair
	Name:	Henry E. Blair
	Title:	President and CEO

Exhibit A

Depository Agreement-Escrow

THE UNDERSIGNED, Pyroseqencing AB, a Swedish company (“PYROSEQ AB”), Pyrosequencing Inc., a Massachusetts corporation (“PYROSEQ”) and Dyax Corp., a Delaware corporation (“DYAX”, and collectively with PYROSEQ, the “Undersigned”), in order to designate                     , as the Escrow Agent (the “Escrow Agent”) for the Undersigned for the purposes and upon the terms and conditions herein set forth, do hereby represent and warrant to, and agree with the Escrow Agent, as follows:

1.              Appointment of the Escrow Agent.  The Escrow Agent is hereby appointed Escrow Agent for the Undersigned with respect to the “Property” as that term is herein defined.

2.              The Property.  Concurrently with the execution and delivery of this agreement (the “Agreement”), PYROSEQ has deposited with the Escrow Agent, as custodian and depository, the items described in Schedule A hereto (such items, plus any interest thereon, being herein collectively called the “property”) as reduced from time to time in accordance with the provisions of the Purchase Agreement among PYROSEQ AB, DYAX and Biotage, LLC dated as of October     , 2003 (the “Purchase Agreement”), and the Undersigned direct that same be held and disposed of by the Escrow Agent as herein provided.

3.              The Escrow Agent’s Duties and Authority To Act.

(a)          Except as may be otherwise provided in paragraph 22, in which event the special instructions in said paragraph 22 shall be controlling, the Escrow Agent shall hold the Property in safekeeping and deliver the same or any part or parcel thereof, including the interest earned from investments made pursuant to paragraph 19 hereof, only in accordance with and upon the joint written instructions of the Undersigned.  Interest and other earnings on the Property shall be added to the Property.  Any loss or expense incurred as a result of an investment will be borne by the Property.

(b)         When instructions from more than one entity are required, such instructions may be given by separate instruments of similar tenor.  Any of the Undersigned may hereafter act through an agent or attorney-in-fact only if written evidence of authority in form and substance satisfactory to the Escrow Agent is furnished to the Escrow Agent and agreed to by the Escrow Agent.

(c)          The Escrow Agent shall be deemed to have properly delivered any item of Property upon delivery pursuant to joint written instructions of the Undersigned, or as otherwise provided in paragraph 22.

(d)         In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for damages, losses or expenses which may be incurred as a result of the Escrow Agent so acting or failing to so act; provided, however, the Escrow Agent shall not be relieved from liability for damages arising out of its proven gross negligence or willful misconduct under this Agreement.  The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any document delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(e)          Payment of moneys hereunder shall be made by check or by wire transfer of immediately available funds in U.S. Dollars in accordance with joint written instructions by the Undersigned, or as otherwise provided in paragraph 22.

4.              Other Agreements.  The Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any other agreement or undertaking among the Undersigned or any of them, or between the Undersigned or any of them and other persons, or any agreement or undertaking which may be evidenced by or disclosed by the Property, including without limitation the Purchase Agreement, it being the intention of the parties hereto that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions hereof.  Unless otherwise provided in paragraph 22, the Escrow Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency or the performance or failure of performance of any of the Undersigned with respect to arrangements or contracts with each other or with others, the Escrow Agent’s sole duty hereunder being to hold the property and to dispose of and deliver the same in accordance with instructions given to it as provided in paragraph 3.

5.              Standard of Care.

(a)          The Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

(b)         If the Escrow Agent is required by the terms hereof to determine the occurrence of any event or contingency, the Escrow Agent shall, in making such determination, be liable only for its willful misconduct or gross negligence, as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of its business.  In determining the occurrence of any such event or contingency the Escrow Agent may request from any of the Undersigned or any other person such reasonable additional evidence as the Escrow Agent in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including without limitation, any of the Undersigned, and the Escrow Agent shall not be liable for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence reasonably requested by it.

(c)          Whenever the Escrow Agent is required by the terms hereof to take action upon the occurrence of any event or contingency, the time prescribed for such action shall in all cases be a reasonable time after written notice received by the Escrow Agent for the happening

2

of such event or contingency, provided however, that this provision shall not be deemed to limit or reduce the time allowed the Escrow Agent for action as provided in paragraph 5(b).

(d)           The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(e)           In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(f)            The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct.

(g)           Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) business days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

6.              Limitation on Liability.  The Escrow Agent shall not be responsible or liable to the Undersigned in any manner whatsoever for the sufficiency, correctness, genuineness, effectiveness or validity of any of the Property, or for the form or execution thereof, or for the identity or authority of any person executing or depositing the same.  If any of the Undersigned are acting as agent for others, all of the Undersigned represent and warrant that each such agent is authorized to make and enter into this Agreement.  This Agreement is a personal one between the Undersigned and the Escrow Agent.  The duties of the Escrow Agent hereunder shall be only to the Undersigned, their respective successors, heirs and assigns, executors and administrators and to no other person, firm, corporation or other entity whatsoever.

7.              Time of Performance.  Whenever under the terms hereof the time for performance of any provision shall fall on a date which is not a regular business day of the Escrow Agent, the performance thereof on the next succeeding regular business day of the Escrow Agent shall be deemed to be in full compliance.  Whenever time is referred to in this Agreement, it shall be the time recognized by the Escrow Agent in the ordinary conduct of its normal business transactions.

8.              Death, Disability, Insolvency, etc. of the Undersigned.  Except as otherwise required by applicable law, the death, disability,  bankruptcy, insolvency, or reorganization

3

of any of the undersigned shall not affect or prevent performance by the escrow agent of its obligations or its right to rely upon instructions received hereunder.

9.              Remedies of the Escrow Agent.

(a)          As additional consideration for and as an inducement for the Escrow Agent to act hereunder, it is understood and agreed that in the event of any disagreement between the parties to this Agreement or in the event any other person or entity claims an interest in the Property or any part thereof, and such disagreement or claim results in adverse claims and demands being made by them or any of them in connection with or for any part of the Property, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the instructions or demands of the parties to this Agreement, or any of such parties, so long as such disagreement or adverse claim shall continue.  In such event, the Escrow Agent shall not be required to make delivery or other disposition of the Property.  Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to the Undersigned or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of the Undersigned or any of such parties or of any other persons or entities claiming an interest in the Property or any part thereof.  The Escrow Agent shall be entitled to refrain and refuse to deliver or otherwise dispose of the Property or any part thereof or to otherwise act hereunder, as stated above, unless and until (i) the rights of the parties and all other persons and entities claiming an interest in the Property have been duly adjudicated in a court having jurisdiction over the parties and the Property or (ii) the parties to this Agreement and such other persons and entities have reached an agreement resolving their differences and have notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity reasonably satisfactory to it against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement. In addition to the foregoing, the Escrow Agent shall have the right to tender into the registry or custody of any court having jurisdiction, any part of or all of the Property.  Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

(b)         For purposes of any suit or legal proceeding arising out of or relating to this Agreement to which the Escrow Agent may be a party, the Undersigned hereby consent and submit to the jurisdiction of the appropriate court, whether Federal or state, sitting in New York, New York.  The rights of the Escrow Agent under this paragraph are in addition to all other rights which it may have by law or otherwise.

10.       Reliance on Counsel.

The Escrow Agent in its reasonable judgment may from time to time consult with legal counsel of its own choosing in the event of any disagreement, or controversy, or question or doubt as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion or instructions of such counsel.  Any reasonable fees and expenses of such consultation of legal counsel shall be considered part of the expenses of the Escrow Agent described below.

4

11.       Fees and Expenses.

(a)          The Undersigned hereby jointly and severally agree to pay the Escrow Agent for its ordinary services hereunder the fees determined in accordance with, and payable as specified in, the Schedule of Fees set forth in Exhibit A, attached hereto.  In addition, the Undersigned hereby jointly and severally agree to pay to the Escrow Agent its reasonable expenses actually incurred in connection with this Agreement, including, but not limited to, legal fees and expenses incurred as provided in this Agreement.  Such expenses shall be paid to the Escrow Agent within 30 days following receipt by any of the Undersigned of a written statement setting forth such expenses.

(b)         The Undersigned jointly and severally agree that in the event any controversy arises under or in connection with this Agreement or the Property, or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Property, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all cost and expenses associated with such controversy or litigation, including, but not limited to, reasonable legal fees and expenses.

(c)          It is understood and agreed by the Undersigned that this paragraph shall not limit any right of the Escrow Agent to additional fees and expenses under paragraph 21 hereof.

12.       Effective Date.  The effective date of this Agreement shall be October     , 2003.

13.       Termination and Resignation; Release of Property

(a)          As of the date 6 months after the date of this Agreement (the “Reduction Date”), the Escrow Agent shall release to DYAX the amount of Property in excess of the total of (a) U.S. $3.5 million ($3,500,000) and (b) the amount of any claims theretofore made by PYROSEQ (whether resolved or unresolved) in accordance with Article 12 of the Purchase Agreement.

(b)         If, as of the date 12 months after the date of this Agreement (the “Expiration Date”), either (i) each claim described by any Indemnification Notice (as defined in paragraph 22(b)(i) hereof) previously delivered to the Escrow Agent has been resolved or (ii) no Indemnification Notice has theretofore been delivered, then this Agreement shall terminate.  As soon as practical after any such termination of this Agreement, the Escrow Agent shall release to DYAX the remaining Property.

(c)          If, as of the Expiration Date any claim asserted in an Indemnification Notice remains unresolved, this Agreement shall not terminate on such date.  Rather, the Escrow Agent shall release to DYAX the difference (if greater than zero) between (i) the amount of any remaining Property and (ii) the aggregate amount of all claims described in any Indemnification Notice delivered to the Escrow Agent on or before the Expiration Date (the “Asserted Claims”), which claims remain unresolved.

(d)         If this Agreement is not terminated on the Expiration Date, but rather extends beyond such date as contemplated by paragraph 13(c) above, this Agreement shall terminate immediately after all Asserted Claims have been resolved pursuant to joint instructions or a

5

judgment as described in paragraph 22(b)(ii) or (iii) below (the “Final Termination Date”) and any amounts owing to PYROSEQ as a result thereof have been released to PYROSEQ.  As soon as practical after any such termination of this Agreement, the Escrow Agent shall release to DYAX the remaining Property.  Further, at the written request of DYAX delivered to PYROSEQ at any time after the Expiration Date and prior to the Final Termination Date, PYROSEQ will execute joint instructions to the Escrow Agent to release to DYAX the amount of remaining Property in excess, if any, of the aggregate amount of Asserted Claims which remain unresolved.

(e)          Unless sooner terminated as hereinafter provided, this Agreement shall terminate without action of any party when all of the terms hereof shall have been fully performed. Either the Escrow Agent or the Undersigned may terminate this Agreement upon thirty (30) days written notice (i) signed by the Escrow Agent and delivered to each of the Undersigned or (ii) signed by each of the Undersigned and delivered to the Escrow Agent.  Upon termination of this Agreement, the Escrow Agent shall deliver the Property in accordance with the written instructions delivered by the Undersigned pursuant to paragraph 3(a) hereof.  All fees and expenses owed to the Escrow Agent hereunder shall be paid in full prior to such delivery of the Property, and the Escrow Agent is hereby authorized and directed by the Undersigned to withhold release or distribution of the Property until such time as the Escrow Agent has received payment in full of such fees and expenses.

14.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute and be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

15.       Assignment of Interests.  None of the Undersigned or the Escrow Agent shall assign or attempt to assign or transfer its interest hereunder or any part thereof, except for assignments and transfers by operation of law (provided that notwithstanding any provision to the contrary, each of PYROSEQ and PYROSEC AB may assign its rights hereunder to an Affiliate (as defined in the Purchase Agreement) of PYROSEQ AB; provided, further, that written notice of such assignment be given to the Escrow Agent).  Any prohibited assignment or attempted assignment by any one or more of the Undersigned or the Escrow Agent shall be in direct conflict with this Agreement and the parties shall not be bound thereby.

16.       Amendments.  This Agreement cannot be amended or modified except by another agreement in writing signed by all the parties hereto or by their respective successors in interest.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

6

17.       Headings.  The paragraph headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

18.       Governing law.  This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the state of New York.

19.       Investment of property.

(a)          The Escrow Agent shall invest the Property in money market or other short-term investment funds in accordance with the provisions of Exhibit B attached hereto.  Such money market or short-term investment funds may include any open-end or closed-end management investment trust or investment company registered under the Investment Company Act of 1940, as amended, for which the Escrow Agent or one of its affiliates acts as investment advisor, custodian, transfer agent, registrar, sponsor, distributor, manager or otherwise, and any fees paid to the Escrow Agent or its affiliate by such fund shall be in addition to the fees and expenses owed to the Escrow Agent under this Agreement.

(b)         The Escrow Agent may make any and all investments through its own bond or investment department.  The Escrow Agent shall not be held liable or responsible for the quality or diversity of the assets constituting the Property or for any loss or depreciation in the value of such assets or any loss resulting from any investment made by the Escrow Agent in accordance with the terms of this Agreement.  If the Escrow Agent is required to sell or otherwise redeem or liquidate any Property prior to its maturity, the Undersigned agree that the Escrow Agent shall not be personally liable for any loss to the Property, (including either principal or income) or other costs incurred as a result of any such early redemption or liquidation.  No investment will mature later than the termination of this Agreement.

(c)          The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Property for the preceding month.  Although each of PYROSEQ, PYROSEQ AB and DYAX each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, PYROSEQ, PYROSEQ AB and DYAX hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.  No statement need be rendered for the Property if no activity occurred for such month.

(d)         PYROSEQ, PYROSEQ AB and DYAX acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments of the Property.  Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

20.       Taxes

(a)          Reporting of Income.  The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, and to DYAX all income earned from the investment of

7

the Property, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b)         Preparation and Filing of Tax Returns.  DYAX is required to prepare and file any and all income or other tax returns applicable to the Property (consistent with paragraph 20(a) above) with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned in any particular tax year as and to the extent required under the provisions of the Code.

(c)          Payment of Taxes.  Any taxes payable on income earned from the investment of the Property shall be paid by DYAX, whether or not the income was distributed by the Escrow Agent during any particular year as and to the extent required under the provisions of the Code.

(d)         Unrelated Transactions.  The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, whether or not related to the Agreement, that occurs outside the Property.

(e)          Certification of Taxpayer Identification Number.  Dyax agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent upon the execution and delivery of this Agreement.  Dyax understands that, in the event its tax identification number is not certified to the Escrow Agent, the Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Property.

(f)            Tax Indemnification.  Except as otherwise expressly provided herein, the Undersigned hereby severally agree (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Property or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Property, the management established hereby, any payment or distribution of or from the Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties; notwithstanding the foregoing, the party to the Purchase Agreement that is paid the interest or other income earned on the investment of the Property shall bear such liability for any such withholding or deduction (or failure to withhold or deduct) on such interest or other income or for such failure to obtain proper certifications or to report properly to governmental authorities such interest or other

8

income.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

21.       Indemnification and Hold Harmless.

The Undersigned hereby jointly and severally agree to indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, “Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and reasonable counsel fees and expenses (collectively, “Damages”) which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder.  Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Escrow Agreement or involving the subject matter hereof.  The indemnification provisions contained in this paragraph 21 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.  However, any other provision of this paragraph to the contrary notwithstanding, the Undersigned shall have no obligation with respect to any Damages arising from breach of this Agreement by the Escrow Agent or the gross negligence or willful misconduct of any Indemnitee.

22.       Additional Terms.

(a)          As security for the obligations of DYAX under the Purchase Agreement, DYAX hereby pledges and assigns as collateral to PYROSEQ, and grants to PYROSEQ a security interest in the Property, and in any and all rights that it may have in and to the Property, and agrees to execute such financing statements and take such other action as PYROSEQ may reasonably request with respect to the perfection of PYROSEQ’s interests in such rights.

(b)         Claims by PYROSEQ under the Purchase Agreement.

(i)                                     If PYROSEQ requests a payment in good faith from the Property in connection with determining an indemnification claim under Section 12.3 of the Purchase Agreement, then PYROSEQ shall notify the Escrow Agent in writing of such request, the amount of the payment requested and disbursement instructions (an “Indemnification Notice”).  PYROSEQ shall provide DYAX with a copy of such Indemnification Notice (in accordance to the notice provisions in Section 15.1 of the Purchase Agreement) when PYROSEQ provides such Indemnification Notice to the Escrow Agent.  The Escrow Agent shall, 10 business days after such Indemnification Notice is received by the Escrow Agent, disburse to PYROSEQ from the Property the amount of funds requested by PYROSEQ in such Indemnification Notice (not to exceed the total amount of the Property) unless prior to the date of disbursement DYAX delivers to the Escrow Agent and PYROSEQ (with a copy to PYROSEQ AB in accordance to the notice provisions in section 15.1 of the Purchase Agreement) and the Escrow Agent receives a written notice disputing (a “Dispute Notice”) PYROSEQ’s right to all or part of the amount of funds set forth in the Indemnification Notice (a

9

“Disputed Amount”).  DYAX hereby agrees that it will only deliver a Dispute Notice if it in good faith believes it has a right to dispute an indemnification claim.

(ii)                                  If the Escrow Agent receives a Dispute Notice from DYAX  pursuant to paragraph 22(b)(i), then the Escrow Agent shall continue to hold the Disputed Amount until receipt of written instructions jointly executed by PYROSEQ and DYAX, or receipt of a final judgment entered by a court of competent jurisdiction, and shall disburse or retain (as the case may be) the Disputed Amount in accordance with such joint instructions or judgment.  In acting upon a judgment as described in this Agreement, the Escrow Agent shall be entitled to receive and may conclusively rely upon a written statement of counsel to the presenting party to the effect that a judgment is from a court of competent jurisdiction and is final and nonappealable.

(iii)                               Notwithstanding the provisions of paragraph 13 hereof and this paragraph 22, if PYROSEQ and DYAX jointly execute a written notice to the Escrow Agent providing the Escrow Agent with disbursement instructions for all or part of the Escrow Amount, the Escrow Agent shall disburse the Property referred to in such notice in accordance with the instructions contained in such notice.  DYAX agrees to execute jointly and promptly such a written notice with PYROSEQ to instruct the Escrow Agent to release all, or any part of, such amounts identified in any Indemnification Notice to the extent all or such part of such amounts are not Disputed Amounts, upon PYROSEQ’s reasonable request.

23.  Notices; Wire Instructions.

(a)  Notice Addresses.  Any notice permitted or required hereunder shall be in writing and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing or the original on the same day by first class mail, postage prepaid, in each case to the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parites).

If to PYROSEQ:

If to DYAX:

If to the Escrow Agent:

(b)  Wire Instructions:  Pursuant to Section 3(e) any funds to be paid to or by the Escrow Agent hereunder may be sent by wire transfer pursuant to the following instructions:

10

If to PYROSEQ:

If to DYAX:

If to the Escrow Agent:

24. Force Majeure.  The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

25. Binding Effect; Successors.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

26. Waiver of Jury Trial.  The Escrow Agent and the other parties hereto hereby waive a trial by jury of any and all issues arising in any action or proceeding between them or their successors or assigns, under or in connection with this agreement or any of its provisions or any negotiations in connection herewith.

27. Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11

[Remainder of page intentionally left blank.]

12

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed this            day of October, 2003.

PYROSEQUENCING AB

By:
Name:
Title:

PYROSEQUENCING INC.

By:
Name:
Title:

DYAX CORP.

By:
Name:
Title:

The Escrow Agent hereby acknowledges receipt of the Property described in Schedule A hereof and hereby accepts the same as Escrow Agent hereunder, subject to the terms and conditions set forth above, this            day of October, 2003.

, Escrow Agent

By:
Name:
Title:

ATTACHMENTS:

Schedule A - Description of Property

Exhibit A  - Fee Schedule

Exhibit B  - Disclosure and Direction (Investments)

SCHEDULE A

Description of Property

EXHIBIT A

Fee Schedule

EXHIBIT B

Disclosure and Direction (Investments)

Money market investments having a rating of at least “A” from a nationally recognized statistical rating agency.  The initial investment will be in the Escrow Agent’s                             fund, which currently meets the rating requirement set forth above.  Changes in the investments (subject to the rating requirement set forth above) may be made only as specified in writing to the Escrow Agent by both of the following persons, who are hereby designated as Authorized Representatives for the Undersigned for purposes of making such changes, and their specimen signatures are shown as follows:

Signature

Signature